EXHIBIT 10.1
STOCK PURCHASE AGREEMENT
by and among
BALLARD TECHNOLOGY, INC. AND ITS SHAREHOLDERS
THE SELLERS
and
ASTRONICS CORPORATION
PURCHASER
Dated as of November 30, 2011

TABLE OF CONTENTS

1. PURCHASE AND SALE OF SHARES	1
1.1. Purchase and Sale of Shares	1
1.2. Calculation of Closing and Final Consideration	2
1.3. Additional Consideration	4
1.4. The Closing	5
1.5. Escrow Deposit	5
1.6. Treatment of Company Options	5
2. CONDITIONS TO CLOSING	5
2.1. Conditions to Purchaser’s Obligations	5
2.2. Conditions to the Sellers’ and the Company’s Obligations	7
3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS	8
3.1. Authority	8
3.2. Execution and Delivery; Valid and Binding Agreement	8
3.3. No Breach	8
3.4. Ownership	8
4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	8
4.1. Organization and Corporate Power	8
4.2. Subsidiaries and Investments	9
4.3. Authorization; Valid and Binding Agreement; No Breach	9
4.4. Capital Stock	9
4.5. Financial Statements	10
4.6. Absence of Certain Developments	10
4.7. Title to Properties	12
4.8. Tax Matters	12
4.9. Contracts and Commitments	13
4.10. Intellectual Property	16
4.11. Litigation	16
4.12. Employee Benefit Plans	16
4.13. Insurance	17
4.14. Compliance with Laws	18
4.15. Environmental Compliance and Conditions	18
4.16. Affiliated Transactions	18
4.17. Customers and Suppliers	19
4.18. Employment and Labor Matters	19
4.19. Brokerage and Expenses	20
4.20. Tangible Personal Property	20
4.21. Books and Records	20
4.22. Accounts Receivable; Accounts Payable; Accrued Liabilities	21
4.23. Inventory	21
4.24. Bank Account; Powers of Attorney	21
4.25. Permits	21
4.26. Product Warranties	21
4.27. Absence of Improper Payments	22

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4.28. Export Control Regulations	22
4.29. Full Disclosure	23
5. REPRESENTATIONS AND WARRANTIES OF PURCHASER	23
5.1. Organization and Power	23
5.2. Authorization; Valid and Binding Agreement	23
5.3. No Breach	23
5.4. Consents, etc	23
5.5. Litigation	24
5.6. Brokerage	24
5.7. Investment Representation	24
5.8. Financing	24
5.9. Full Disclosure	24
6. COVENANTS	24
6.1. Conduct of the Business	24
6.2. Access to Books and Records	25
6.3. Conditions	25
6.4. Exclusive Dealing	25
6.5. Notification	25
6.6. Public Announcements	26
6.7. Further Assurances	26
6.8. Confidentiality	26
7. COVENANTS OF PURCHASER	27
7.1. Access to Books and Records	27
7.2. Notification	27
7.3. Employment and Benefit Arrangements	27
7.4. Conditions	27
7.5. Contact with Customers and Suppliers	28
8. TERMINATION	28
8.1. Termination	28
8.2. Effect of Termination	28
9. SELLER REPRESENTATIVE	28
9.1. Designation	28
9.2. Authority	29
9.3. Exculpation	29
10. ADDITIONAL COVENANTS AND AGREEMENTS	30
10.1. Survival	30
10.2. Indemnification by Sellers	30
10.3. Indemnification by Purchaser	31
10.4. Expiration of Claims	32
10.5. Procedures Relating to Indemnification	32
10.6. Mitigation	33
10.7. Determination of Loss Amount	33
10.8. Acknowledgment by Purchaser; Exclusive Remedy	34
10.9. Tax Matters	34
11. DEFINITIONS	37
11.1. Definitions	37

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11.2. Other Definitional Provisions	44
12. MISCELLANEOUS	45
12.1. Press Releases and Communications	45
12.2. Expenses	45
12.3. Notices	45
12.4. Assignment	46
12.5. Severability	47
12.6. No Strict Construction	47
12.7. Amendment and Waiver	47
12.8. Complete Agreement	47
12.9. Counterparts	47
12.10. Governing Law	48
12.11. No Third Party Beneficiaries	48
12.12. Representation of the Seller and its Affiliates	48
12.13. Independence of Covenants and Representations and Warranties	48

Exhibits and Disclosure Schedules
Exhibit A — Escrow Agreement
Exhibit B — Non-Competition Agreement
Accounting Principles Schedule
Accounts Payable Schedule
Accounts Receivable Schedule
Accrued Expenses Schedule
Affiliated Transactions Schedule
Authorization Schedule
Bank Account Schedule
Brokerage Schedule
Capitalization Schedule
Conduct of Business Schedule
Consents Schedule
Consideration Allocation and Mechanics Schedule
Contracts Schedule
Customers and Suppliers Schedule
Developments Schedule
Employee Benefits Schedule
Employment and Labor Matters Schedule
Environmental Compliance Schedule
Export Control Compliance Schedule
Financial Statements Schedule
Indebtedness Pay-Off Schedule
Insurance Schedule
Intellectual Property Schedule
Inventory Schedule
Key Employees Schedule
Leased Real Property Schedule
Liens Schedule
Litigation Schedule
Option Holder Schedule
Permit Schedule
Permitted Liens Schedule
Prepaid Expenses Schedule
Product Warranty Schedule
Tangible Personal Property Schedule
Tax Matters Schedule
Undisclosed Liabilities Schedule

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STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made by and among ASTRONICS CORPORATION, a New York corporation, (“Purchaser”), BALLARD TECHNOLOGY, INC., a Washington corporation, (the “Company”), the Sellers listed on the signature page hereto (such Sellers are each a “Seller”, and collectively, the “Sellers”, and the Purchaser, the Company, the Sellers are each a “Party”, and collectively, the “Parties”). The definitions of other terms in this Agreement are set forth in Section 11.1 below.
RECITALS
1 Subject to the terms and conditions of this Agreement, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to Purchaser, all of the issued and outstanding shares of Capital Stock of the Company (the “Shares”) for the consideration described in this Agreement.
2 The respective boards of directors of Purchaser and the Company have approved this Agreement and the related transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement.
THEREFORE, the Parties agree as follows:
.1 PURCHASE AND SALE OF SHARES.
.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, assign, transfer and convey to Purchaser free and clear of all Liens, and Purchaser shall purchase and acquire from such Seller, all of the Shares owned by such Seller in exchange for the payment in cash to such Seller its portion of the Estimated Aggregate Closing Consideration. The certificates or other documentation representing the Shares held by each Seller shall be delivered to the Purchaser at the Closing, duly endorsed in blank, or accompanied by such other instruments of transfer as are reasonably acceptable to the Purchaser, in each case, with all necessary transfer tax and other revenue stamps, acquired at such Seller’s expense, affixed and canceled. Payment for such Shares shall be made by wire transfer on the Closing Date of immediately available funds to accounts specified by the Seller Representative (on behalf of such Seller) to Purchaser at least two business days prior to the Closing. The allocation of the Estimated Aggregate Closing Consideration among the Sellers, and the manner in which the Estimated Aggregate Closing Consideration shall be paid to or at the direction of the Seller Representative at the Closing for distribution to the Sellers through an independent paying agent (the “Paying Agent”) engaged by the Seller Representative for such purpose, is set forth on the attached Consideration Allocation and Mechanics Schedule.

.2 Calculation of Closing and Final Consideration.
.A For purposes of this Agreement, the “Aggregate Closing Consideration” means an amount equal to: (i) $24,000,000 minus (ii) the outstanding amount of the Indebtedness as of the Closing, plus (iii) the amount, if any, by which the Net Working Capital exceeds the Net Working Capital Target, minus (iv) the amount, if any, by which the Net Working Capital is less than the Net Working Capital Target, (v) minus the amount of the unpaid Seller Transaction Expenses, and (vi) minus the Escrow Amount. Except for cash necessary to cover outstanding checks as of the Closing Date, all cash and cash equivalents held by the Company shall be distributed to the Sellers separately at or prior to the Closing and shall not be included as part of the Aggregate Closing Consideration.
.B At least two business days prior to the Closing Date, the Company shall deliver to Purchaser its good faith estimate of the Aggregate Closing Consideration (the “Estimated Aggregate Closing Consideration”).
.C As promptly as possible, but in any event within 60 days after the Closing Date, Purchaser will deliver to the Seller Representative (i) an unaudited, consolidated balance sheet of the Company as of the Closing (which shall have been prepared with the assistance of Purchaser’s or the Company’s accountants) and (ii) its calculation of the Aggregate Closing Consideration (together, the “Closing Statement”). The Closing Statement shall be prepared in a manner consistent with the definitions of the terms Indebtedness and Net Working Capital and the accounting principles and practices referred to in such definitions. The Closing Statement shall entirely disregard (i) any and all effects on the assets or liabilities of the Company of any financing or refinancing arrangements entered into at any time by Purchaser or any other transaction entered into by Purchaser in connection with the consummation of the transactions contemplated by this Agreement, and (ii) any of the plans, transactions, or changes which Purchaser intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company or its business or assets, or any facts or circumstances that are unique or particular to Purchaser or any of its assets or liabilities.
.D Purchaser and the Company shall grant the Seller Representative and its authorized representatives reasonable access to all such papers and documents as it or its representatives may reasonably request in connection with their review of the Closing Statement. If the Seller Representative has any objections to the Closing Statement, the Seller Representative shall deliver to Purchaser a statement setting forth its objections to such Statement (an “Objections Statement”), which statement shall identify in reasonable detail those items and amounts to which the Seller Representative objects (the “Disputed Items”). If an Objections Statement is not delivered to Purchaser within 60 days after delivery of the Closing Statement, the Closing Statement as prepared by Purchaser shall be final, binding and non-appealable by the Parties; provided that, in the event Purchaser, the Company does not provide any papers or documents reasonably requested by the Seller Representative or any of its authorized representatives within five days after request for such papers or documents (or such shorter period as may remain in such 60-day period), such 60-day period shall be extended by one day for each additional day required for Purchaser or the Company to fully respond to such request. The Seller Representative and Purchaser shall negotiate in good faith to resolve the Disputed Items, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement to Purchaser, the Seller Representative and Purchaser shall submit any unresolved Disputed Items to a mutually agreed upon independent accounting firm of national reputation (the “Firm”). In the event the Parties submit any unresolved Disputed Items to the Firm, each Party shall submit a Closing Statement (which in the case of each Party may be a Closing Statement that, with respect to the unresolved Disputed Items (but not, for the avoidance of doubt, with respect to any other items), is different than the Closing Statement initially submitted to the Seller Representative, or the Objections Statement delivered to Purchaser, as applicable) together with such supporting documentation as it deems appropriate, to the Firm within 30 days after the date on which such unresolved Disputed Items were submitted to the Firm for resolution. The Seller Representative and Purchaser shall use their respective commercially reasonable efforts to cause the Firm to resolve such dispute as soon as practicable, but in any event within 30 days after the date on which the Firm receives the Closing Statements prepared by the Seller Representative and Purchaser. The Firm shall resolve such dispute by providing a Closing Statement that, in the Firm’s discretion, is accurate under the terms of this Agreement. The Firm may combine elements of the Closing Statements submitted by both Parties, but, for the avoidance of the doubt, the Firm may look to and resolve only such Disputed Items as were submitted to the Firm for resolution and no other items. The Seller Representative and Purchaser shall use their respective commercially reasonable efforts to cause the Firm to notify them in writing of its resolution of such dispute as soon as practicable. The Closing Statement, as calculated and provided by the Firm shall be final, binding and non-appealable by the Parties. Each Party shall bear its own costs and expenses in connection with the resolution of such dispute by the Firm. The costs and expenses of the Firm shall be divided between the Parties pro rata, in proportion to the degree to which the Final Aggregate Closing Consideration, as determined by the Firm, differs from the Aggregate Closing Consideration set forth in the respective Closing Statement and Objection Statement submitted by the Purchaser and Seller Representative to the Firm for resolution, such that the Party whose calculation of Aggregate Closing Consideration differs more from the calculation submitted by the Firm shall pay proportionately more of the costs and expenses of the Firm. The Firm shall provide to the Parties an invoice for its costs and expenses and a calculation of the relative responsibilities of the Parties for such costs and expenses, which calculation shall be binding on the Parties.
.E If the Aggregate Closing Consideration as finally determined pursuant to Section .2.D (the “Final Aggregate Closing Consideration”) is greater than the Estimated Aggregate Closing Consideration, then, within five (5) business days after the determination of Final Aggregate Closing Consideration, Purchaser shall pay to the Seller Representative (for further distribution to the Sellers), by wire transfer of immediately available funds, an amount equal to such excess. Subject to any establishment of reserves under Section 9.2, all payments received by the Seller Representative pursuant to this Section .2.E shall be distributed through the Paying Agent to the Sellers in the manner set forth on the Consideration Allocation and Mechanics Schedule.
.F If the Final Aggregate Closing Consideration is less than the Estimated Aggregate Closing Consideration, then, within five (5) business days after the determination of Final Aggregate Closing Consideration, the Escrow Agent shall pay to Purchaser from the Escrow Account by wire transfer of immediately available funds, an amount equal to such shortfall.
.G All payments required pursuant to Sections .2.E and .2.F shall be deemed to be adjustments for Tax purposes to the Aggregate Consideration paid by Purchaser for the Capital Stock purchased by it pursuant to this Agreement.

.3 Additional Consideration.
.A As additional consideration for the Shares, and subject to the terms and provisions of this Section, for each of calendar years 2012, 2013, 2014, 2015 and 2016 (each, an “Earn-Out Year”), Purchaser will pay to or at the direction of the Seller Representative for distribution to the Sellers through the Paying Agent an amount equal to a percentage (the “Earn-Out Percentage”) of the Company’s revenues for such Earn-Out Year in excess of $11,000,000, adjusted for a 10% annual growth rate compounded annually (“Applicable Company Revenue”), as further set forth in the table below (the “Earn-Out”).

Earn-Out -Year	Earn-Out Percentage	Applicable Company Revenue
2012	17%	More than $12,100,000
2013	16%	More than $13,310,000
2014	15%	More than $14,641,000
2015	14%	More than $16,105,000
2016	13%	More than $17,715,000
Provided, however, that the amount of each such Earn-Out, after having been calculated in accordance with the above table, shall be reduced by an amount equal to any then unpaid Seller Transaction Expenses.
.B The maximum aggregate Earn-Out payable by Purchaser to Sellers under Section 1.3(a) above will not exceed $5,500,000.
.C Within sixty (60) days after the end of each Earn-Out Year, Purchaser will deliver to the Seller Representative a statement setting forth the calculation of the Earn-Out (if any) for such Earn-Out Year. Purchaser and the Company shall grant the Seller Representative and its authorized representatives reasonable access to all such papers and documents as the Seller Representative or its representatives may reasonably request in connection with their review of the calculation of the Earn-Out (if any) for each such Earn-Out Year. If the Seller Representative does not object in writing to the calculation of the Earn-Out (if any) within sixty (60) days after Purchaser’s delivery of the statement to the Seller Representative, the calculation automatically will become final and conclusive; provided that, in the event Purchaser and the Company do not provide the papers or documents reasonably requested in writing by the Seller Representative or any of its authorized representatives within five days after request for such papers or documents (or such shorter period as may remain in such 60-day period), such 60-day period shall be extended by one day for each additional day required for Purchaser or the Company to fully respond to the calculation of the Earn-Out. In the event the Seller Representative objects in writing to the calculation of the Earn-Out (if any) within such period, Purchaser and the Seller Representative shall promptly meet and endeavor to reach agreement as to the calculation. If Purchaser and the Seller Representative agree on the calculation, it will become final and conclusive. If Purchaser and the Seller Representative are unable to reach agreement within sixty (60) days after delivery of the Seller Representative’s objection to the calculation of the Earn-Out (if any), then a mutually agreed upon independent accounting firm of national reputation will promptly be retained to undertake a determination of the calculation of the Earn-Out (if any), which determination will be made as quickly as possible. In resolving any disputed item, such independent accountants may not assign a value to such item greater than the greatest value for such item claimed by either party or lower than the lowest value for such item claimed by either party, in each case as presented to such independent accountants. The determination of such independent accountants will be final and binding, and Purchaser, on the one hand, and the Sellers, on the other hand, will bear equally all expenses of such independent accountants. Any additional Earn-Out (if any) based on such calculation will be made by Purchaser within fifteen (15) days after its determination by such independent accountants. The obligation of the Purchaser to pay each such Earn-Out as aforesaid shall be independent of any other obligations of the Parties hereunder, and shall not be subject to any set-off or reduction for any reason, including by reason of any obligation of Sellers under Section 10.2(a) to indemnify the Purchaser Indemnitees.
.4 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Karr Tuttle Campbell, a Professional Service Corporation, located at 1201 Third Avenue, Suite 2900, Seattle, Washington, on November 30, 2011, or if any of the conditions to the Closing set forth in Section .2 below (other than those to be satisfied at the Closing) have not been satisfied or waived by the Party entitled to the benefit of such conditions prior to such date, then on such other date as is mutually agreeable to Purchaser and the Seller Representative. The date of the Closing is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed to occur at 12:01 a.m. on the Closing Date.
.5 Escrow Deposit. At the Closing, Purchaser shall deposit the Escrow Amount with the Escrow Agent in accordance with the terms of the Escrow Agreement.
.6 Treatment of Company Options. Effective as of Closing, each Company Option held by a Company Option Holder that is outstanding, unexercised and unexpired, will be exercised in exchange for shares of Capital Stock or terminated, according to the terms of the Company’s 2001 Stock Option Plan (the “Company Option Plan”).
.2 CONDITIONS TO CLOSING.
.1 Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:
.A The representations and warranties set forth in Sections .3 of this Agreement (other than those representations and warranties that address matters as of particular dates) shall be true and correct at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;
.B The representations and warranties set forth in Sections 4 of this Agreement (other than those representations and warranties that address matters as of particular dates) shall be true and correct at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;
.C The Company and the Sellers shall have performed all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;
.D No action or proceeding before any court or government body shall be pending in which an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

.E The Company and the Sellers shall have received or obtained all material third party and stockholder consents and approvals set forth on the Consents Schedule that are necessary for the consummation of the transactions contemplated by this Agreement;
.F Purchaser shall received all necessary consents and approvals from its Board of Directors and lenders for the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;
.G No event shall have occurred since the date of this Agreement that would constitute a Material Adverse Effect and, and no events, facts or circumstances shall have occurred which would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;
.H The Sellers shall have delivered to Purchaser the stock certificates representing the Shares, in each case accompanied by duly executed stock powers;
.I There will not have been made or threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Capital Stock, or any other voting, equity or ownership interest in, the Company or (ii) is entitled to all or any portion of the purchase price payable to the Sellers for the Shares;
.J Purchaser and its representatives shall have completed their environmental, tax, accounting, appraisal, legal and other due diligence review of the Company, and Purchaser shall be satisfied in its sole discretion with the results of such due diligence review;
.K The Company shall have delivered to Purchaser the resignation of each officer and director of the Company, in their capacities as officers and directors, and not as employees, as Purchaser shall have specified;
.L The Company will have enacted an amendment to any stock appreciation rights plan, agreements or arrangements in effect or maintained or contributed to by the Company, each in form and content satisfactory to Purchaser;
.M Each of the Sellers shall have delivered to Purchaser all required forms, returns, elections, schedules and other documents necessary for the Section 338(h)(10) Election no later than the Closing Date, and the Company will have delivered an unsigned draft of such documents at least two (2) Business Days prior to Closing.
.N The Company shall have delivered to Purchaser each of the following:
a certificate of the Company, dated the Closing Date, stating that the preconditions specified in subsections .1.A and .1.C above as they relate to the Company have been satisfied;
evidence of the expiration or termination described in Section 1.6 above;
a copy of the Escrow Agreement, duly executed by the Seller Representative;
a copy of a Non-Competition Agreement, duly executed by each of Richard N. Steegstra and Barry J. Solem;

certified copies of the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement, and the consummation of all transactions contemplated by this Agreement and the other agreements contemplated by this Agreement;
(A) a certified copy of the certificate of incorporation or articles of incorporation of the Company and (B) a certificate of good standing or equivalent certificate from the jurisdiction in which the Company is incorporated, and each jurisdiction in which it is qualified or authorized to do business as a foreign corporation dated within 30 days of the Closing Date; and
the Company’s original minute book and stock records.
.O Purchaser shall have received payoff letters in a form reasonably satisfactory to Purchaser, with respect to the payoff amounts of the Indebtedness identified on the Indebtedness Pay-Off Schedule.
.P All loans, Accounts Receivable and Accounts Payable among the Company and any of its officers, directors, shareholders and Affiliates shall have been settled and paid.
.Q All amounts due and owing by the Company under any stock appreciation rights plan, arrangement or agreement, whether triggered by the sale of the Shares hereunder or otherwise, shall have been settled and paid.
.2 Conditions to the Sellers’ and the Company’s Obligations. The obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:
.A The representations and warranties set forth in Section .5 of this Agreement (other than those representations and warranties that address matters as of particular dates) shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;
.B Purchaser shall have performed all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
.C No action or proceeding before any court or government body shall be pending in which an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;
.D Purchaser shall have made the payments set forth in Sections .1.1 and .1.2 to be made by it on the Closing Date;
.E Purchaser shall have delivered to the Company each of the following:
a certificate of the Purchaser, dated the Closing Date, stating that the preconditions specified in subsections .2.A and .2.B of this Agreement have been satisfied;

a copy of the Escrow Agreement, duly executed by Purchaser;
certified copies of the resolutions duly adopted by the Purchaser’s board of directors (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement, and the consummation of all transactions contemplated by this Agreement and the other agreements contemplated by this Agreement; and
(A) a copy of the certificate of incorporation or equivalent organizational document of Purchaser, certified by the Purchaser’s secretary and (B) a certificate of good standing or equivalent certificate from the jurisdiction in which Purchaser is incorporated or formed, in each case, dated within 30 days of the Closing Date.
.3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each Seller, solely for himself, on a several, and not joint, basis, represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:
.1 Authority. Such Seller has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform his obligations under this Agreement.
.2 Execution and Delivery; Valid and Binding Agreement. This Agreement has been duly executed and delivered by such Seller, and assuming that this Agreement is the valid and binding agreement of Purchaser and the Company, this Agreement constitutes the valid and binding obligation of such Seller, enforceable in accordance with its terms.
.3 No Breach. The execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated by this Agreement do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material lien, security interest, charge or encumbrance upon any material assets of such Seller, or require any material authorization, consent, approval, exemption or other material action by or notice to any court, other Governmental Body or other third party, under the provisions of any indenture, mortgage, lease, loan agreement or other material agreement or instrument to which such Seller is bound, or any law, statute, rule or regulation or order, judgment or decree to which such Seller is subject.
.4 Ownership. Such Seller is the record owner of the Shares set forth opposite its, his, or her name on the attached Capitalization Schedule. On the Closing Date, such Seller shall transfer to Purchaser good title to such Shares free and clear of all Liens, options, proxies, voting trusts or agreements and other restrictions and limitations of any kind, other than applicable federal and state securities law restrictions.
.4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Purchaser, as of the date of this Agreement and, subject to Section 6.5, as of the Closing Date that:
.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.

.2 Subsidiaries and Investments. The Company does not have any subsidiaries and does not own, directly or indirectly, any capital stock of, or other equity, ownership, proprietary or voting interest in, any Person.
.3 Authorization; Valid and Binding Agreement; No Breach.
.A The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Purchaser and the Sellers, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
.B Except as set forth on the attached Authorization Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of the Company, or require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of the Company’s certificate or articles of incorporation or bylaws or any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which the Company is bound, or any law, statute, rule or regulation or order, judgment or decree to which the Company is subject.
.4 Capital Stock. The Capitalization Schedule sets forth (i) the Company’s authorized Capital Stock, (ii) the Company’s issued and outstanding Capital Stock on the date hereof and as expected on the Closing Date, (iii) each Seller’s Percentage Interest on the date hereof and as expected on the Closing Date. The Sellers own all of the outstanding Capital Stock of the Company. Except as set forth on the Capitalization Schedule, the Company does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as set forth on the attached Capitalization Schedule, there are no outstanding (a) shares of capital stock or other equity interests or voting securities of the Company, (b) securities convertible or exchangeable into capital stock of the Company, (c) any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no irrevocable proxies and no voting agreements with respect to any of the Company’s outstanding Capital Stock or other equity or voting interest in the Company. The Company has not violated any securities law in connection with the offer, sale or issuance of any of its capital stock or other equity or debt securities. The Option Holder Schedule sets forth a true and complete list of all Company Options, including the Company Option Holder thereof, that are outstanding, unexercised and unexpired, immediately prior to the Closing.

.5 Financial Statements.
.A The attached Financial Statements Schedule consists of: (i) the Company’s unaudited balance sheet as of October 31, 2011 (the “Latest Balance Sheet”) and the related statement of income for the ten-month period then ended and (ii) the Company’s audited balance sheet and statement of income for the fiscal year ended December 31, 2010 (all such financial statements referred to in (i) and (ii), the “Financial Statements”). Except as set forth on the attached Financial Statements Schedule, the Financial Statements have been based upon the information contained in the Company’s books and records and present fairly in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to in such Financial Statements in accordance with GAAP, consistently applied (subject in the case of the unaudited financial statements to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal year-end adjustments).
.B The Company has no liabilities, whether known, unknown, accrued, contingent or otherwise, except (i) as set forth on the attached Undisclosed Liabilities Schedule, (ii) as and to the extent reflected on, disclosed in, or reserved against in the Latest Balance Sheet, or disclosed in the notes to such Balance Sheet and (iii) for liabilities that were incurred after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice (none of which results from, arises out of or relates to any breach of contract, breach of contractual warranty, tort, infringement or violation of law)
.6 Absence of Certain Developments. Except as set forth on the attached Developments Schedule and except as expressly contemplated by this Agreement, since December 31, 2010, the Company has not:
.A borrowed any amount, except (i) borrowings from banks or similar financial institutions under credit lines in the ordinary course of business consistent with past practice and (ii) borrowings related to the purchase of equipment in excess of $50,000 individually or $100,000 in the aggregate;
.B mortgaged, pledged or subjected to any Lien any of its assets, except Permitted Liens;
.C sold, assigned or transferred any portion of its tangible assets, except in the ordinary course of business consistent with past practice;
.D entered into, materially amended or become subject to any contract or agreement outside the ordinary course of business consistent with past practice;
.E sold, assigned or transferred any patents, registered trademarks, trade names, registered copyrights, trade secrets or other intangible assets, except in the ordinary course of business consistent with past practice;
.F issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

.G made any capital investment in, or any loan to, any other Person, except in the ordinary course of business consistent with past practice;
.H except as to the cash and cash equivalents distributed by the Company to the Sellers separately at or prior to the Closing, as referenced in Sections 1.2(a) and 6.1(a), declared, set aside or paid any dividend or made any distribution with respect to its Capital Stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;
.I made any capital expenditure or commitment therefor in excess of $50,000 individually or $100,000 in the aggregate or otherwise acquired any assets or properties (other than Inventory in the ordinary course of business consistent with practice) or entered into any contract, agreement, letter of intent or similar arrangement with respect to the foregoing;
.J made any changes in its employee benefit plans or made any changes in wages, salary, or other compensation with respect to its officers, directors, or employees, in each case other than changes made in the ordinary course of business consistent with past practice or pursuant to existing agreements or arrangements;
.K paid, loaned or advanced (other than the payment of salary and benefits in the ordinary course of business or the payment, advance or reimbursement of expenses in the ordinary course of business consistent with past practice) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business;
.L acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any contract, agreement, letter of intent or similar arrangement with respect to the foregoing;
.M entered into, materially amended or become subject to any joint venture, partnership, strategic alliance, members’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;
.N written-off as uncollectible any notes or Accounts Receivable, except write-offs in the ordinary course of business consistent with past practice charged to applicable reserves;
.O granted any special conditions with respect to any Account Receivable other than in the ordinary course of business consistent with past practice;
.P failed to pay any Account Payable on a timely basis in the ordinary course of business consistent with past practice;
.Q canceled or waived any claims or rights of substantial value;
.R made any change in its accounting, cash management or Tax methods, practices or policies;

.S paid, discharged, settled or satisfied any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) payments, discharges or satisfactions in the ordinary course of business and consistent with past practice, (ii) liabilities reflected or reserved against in the Financial Statements
.T commenced or settled any litigation involving an amount in excess of $100,000 for any one case; or
.U entered into any contract or letter of intent with respect to, or otherwise committed or agreed, whether or not in writing, to do any of the foregoing.
.7 Title to Properties.
.A Except as set forth on the Liens Schedule, the Company owns good title to, or holds pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, and except for assets disposed of by the Company in the ordinary course of business consistent with past practices since the date of the Latest Balance Sheet.
.B The real property demised by the leases described on the attached Leased Real Property Schedule (the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on the Leased Real Property Schedule, the Leased Real Property leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws. The Company has delivered or made available to Purchaser complete and accurate copies of each of the leases described on the Leased Real Property Schedule, and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies previously delivered or made available to Purchaser. Neither the Company nor, to the Company’s knowledge, any other party thereto, is in default under any of such leases.
.C The Company does not currently own, nor has ever owned, any real property.
.8 Tax Matters.
Except as set forth in the Tax Matters Schedule:
.A The Company has properly and timely filed all federal and all other material Tax Returns that are required to be filed by it, all of which were accurately prepared and completed in full compliance with all applicable Tax laws. All Taxes owing by the Company have been fully paid or properly accrued in accordance with GAAP. The provision for Taxes on the Financial Statements is sufficient for all accrued and unpaid Taxes as of the date of such Financial Statements. All Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued.
.B There is no dispute or claim concerning any Tax liability of the Company claimed or raised by any taxing authority in writing. The Company has not waived any statute of limitations in respect of Taxes beyond the date of this Agreement or agreed to any extension of time beyond the date of this Agreement with respect to a Tax assessment or deficiency. The Company is not a party to any Tax allocation or sharing agreement.

.C no pending or, to the knowledge of the Company, threatened audit, proceeding, examination or litigation or similar claim has been commenced or is presently pending with respect to any Taxes or Tax Return of the Company;
.D no written claim has been made by any tax authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation in that jurisdiction; there is no Tax lien against the Company or any assets of the Company, except for liens related to Taxes not yet due and payable or otherwise being contested in good faith and for which adequate and reasonable reserves have been accrued;
.E no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and no power of attorney granted by the Company with respect to any Taxes is currently in force;
.F the Company has made a valid S election under Section 1362 of the Code and has made all such elections required under analogous provisions of state and local law. All such elections were effective for the tax year of the Company beginning September 25, 1991 and remain in full force and effect through the date hereof; the Company has not had any ineligible shareholders that would disqualify or adversely affect any of such elections;
.G the Company is not a party to any agreement that would require it to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.
.9 Contracts and Commitments.
.A Except as set forth on the attached Contracts Schedule, and except for confidentiality agreements, similar to that referenced in Section 6.2 entered into through KippsDeSanto & Co. in the solicitation of bids from other potential buyers in the transaction to which this Agreement relates, the Company is not a party to any:
agreement relating to any completed business acquisition by the Company;
collective bargaining agreement or contract with any labor union, other than as described in Section .18 of this Agreement or the Employment and Labor Matters Schedule;
bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section .12 of this Agreement or in the Employee Benefits Schedule;
stock purchase, stock option or similar plan;
contract for the employment of any officer, individual employee or other Person providing for fixed compensation in excess of $100,000 per annum;
agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the Company’s assets;
guaranty of any obligation for borrowed money;

lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $200,000;
lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $200,000;
contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $200,000 (other than purchase orders entered into in the ordinary course of business consistent with past practice);
contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $200,000 (other than purchase orders entered into in the ordinary course of business consistent with past practice);
contract relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties (other than purchase orders for Inventory or supplies in the ordinary course of business) in excess of $50,000 individually, or $200,000 in the aggregate;
contract involving a loan (other than Accounts Receivable from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment allowances to the employees of the Company extended in the ordinary course of business), or investment in, any Person or relating to the making of any such loan, advance or investment;
contract providing for any management, consulting, financial advisory or any other similar service;
contract involving the future disposition or acquisition of assets or properties, or any merger, consolidation or similar business combination transaction, including letters of intent;
contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;
contract involving a confidentiality, standstill or similar arrangement;
contract which contain restrictions with respect to payment of dividends or any other distribution in respect of the Capital Stock or other equity interests of the Company or contract which prohibits the Company from freely engaging in business anywhere in the world (other than confidentiality agreements entered into in the ordinary course of business).
.B A true and correct copy of each written contracts referred to on the Contracts Schedule, together with all material amendments, waivers or other changes to such contracts, has been delivered or made available to Purchaser.

.C Except as set forth in the Contracts Schedule, each contract listed on the Contracts Schedule is in full force and effect and there exists no (i) default or event of default by the Company or, to the knowledge of the Company, any other party to any such Contract with respect to any material term or provision of any such Contract or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Company or, to the knowledge of the Company, any other party thereto, with respect to any material term or provision of any such Contract. Except as set forth in the Contracts Schedule, the Company is not a party to any contract or agreement where the cost of completion thereof would be reasonably expected to exceed the balance of monies to be paid by a customer or other Person to the Company under such contract or agreement.
.D Except as set forth in the Contracts Schedule, with respect to each Government Contract, (i) neither the United States government nor any prime contractor or subcontractor thereof or other Person has notified the Company in writing that the Company has breached or violated any statute, law, ordinance, rule, regulation, certification, representation, clause, provision or requirement pertaining to any such Government Contract in any material respect, (ii) the Company has not received any written notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to any such Government Contract, (iii) as of the date of this Agreement, other than in the ordinary course of business, to the knowledge of the Company, no cost incurred by the Company pertaining to any such Government Contract has been questioned or challenged, is the subject of any audit or investigation or has been disallowed by any Governmental Body and (iv) as of the date of this Agreement, no payments due to the Company pertaining to any such Government Contract has been withheld or set off, nor has any written claim been made to withhold or set off money, and the Company is entitled to all payments received to date with respect thereto.
.E Except as set forth in the Contracts Schedule, to the knowledge of the Company, (i) neither the Company nor any director, officer, employee, consultant or other Representative of the Company is, or since January 1, 2006 has been, under administrative, civil or criminal investigation, indictment or information by any Governmental Body or under any audit or investigation by the Company with respect to any alleged act or omission arising under or relating to any Government Contract, offer or bid and (ii) the Company has made no voluntary disclosure with respect to any alleged irregularity, mischarging, misstatement or omission arising under or related to any Government Contract, offer or bid that has led or would be reasonably likely to lead, either before or after the Closing Date, to any of the consequences set forth in clauses (i) or (ii) above or any other damage, penalty assessment, recoupment or payment or disallowance of cost.
.F Neither the Company nor any director, officer or employee of the Company has been suspended, debarred or, to the knowledge of the Company, proposed for disbarment from participation in the award of any Government Contract, offer or bid with the United States government or any other Governmental or Regulatory Authority (excluding for this purpose ineligibility to bid on certain Government Contracts due to generally applicable bidding requirements). To the knowledge of the Company, there exists no facts or circumstances that would be reasonably likely to result in the institution of suspension or debarment actions or proceedings or the finding of non-responsibility or ineligibility on the part of the Company or any of its directors, officers or employees.

.10 Intellectual Property.
.A All of the patents, internet domain names, registered trademarks, registered service marks, registered copyrights, and applications for any of the foregoing owned by the Company or used in the conduct of the Company’s business (collectively, “Registered Intellectual Property”) are set forth on the attached Intellectual Property Schedule. Except as set forth on the Intellectual Property Schedule, with respect to each item of Registered Intellectual Property required to be identified thereon: (i) the Company possesses all right, title and interest in and to the item, free and clear of any Liens or licenses, (ii) the item is not subject to any outstanding judgment, order, injunction, decree, writ, permit or license of any Governmental Body or any arbitrator, (iii) no action, suit, litigation or dispute, is pending or, to the knowledge of the Company, threatened which challenges the legality, validity, enforceability, use or ownership of the item and (iv) other than routine indemnities given to distributors, sales representatives, dealers and customers, the Company does not have any current obligations to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.
.B Except as set forth on the Intellectual Property Schedule: (i) the Company is not currently infringing on the intellectual property rights of any other Person, and (ii) to the Company’s knowledge, no Person is currently infringing on the Intellectual Property. The Company has taken reasonable steps to maintain and protect as confidential and proprietary all of its trade secrets and other non-public proprietary information.
.C Set forth on the Intellectual Property Schedule is a list of all Intellectual Property that any third party owns and that the Company uses pursuant to a license, sublicense or agreement. The Company has delivered or made available to the Purchaser correct and complete copies of all such licenses, sublicenses and other agreements (as amended to date). Except as set forth on the Intellectual Property Schedule, with respect to each item of Intellectual Property required to be identified in the Intellectual Property Schedule: (i) each license, sublicense or other agreement covering the item is enforceable and, following the Closing, will continue to be enforceable on substantially similar terms and conditions, (ii) neither the Company nor, to the knowledge of the Company, any other party to a license, sublicense or other agreement is in breach or default, and no event has occurred which, with notice or lapse of time, would reasonably be expected to constitute a breach or default or permit early termination, modification or acceleration thereunder, (iii) neither the Company nor, to the knowledge of the Company, any other party to a license, sublicense or other agreement has repudiated any provision thereof, (iv) the underlying item of Intellectual Property is not subject to any outstanding judgment or order issued by any court or Governmental Body, (v) no lawsuit, action or proceeding is pending or, to the knowledge of the Company, threatened which challenges the legality, validity, enforceability or use of the underlying item of Intellectual Property and (vi) the Company has not granted any sublicense or similar right with respect to any license, sublicense or other agreement.
.11 Litigation. Except as set forth on the attached Litigation Schedule, there are no suits or proceedings pending or, to the Company’s knowledge, overtly threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and the Company is not subject to any outstanding judgment, order or decree of any court or Governmental Body.
.12 Employee Benefit Plans.
.A Except as listed on the attached Employee Benefits Schedule, with respect to employees of the Company, the Company does not maintain or contribute to any “pension plans” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (the “Pension Plans”), “welfare plans” (as defined under Section 3(1) of ERISA) (the “Welfare Plans”) or any other material employee benefit plan, program or arrangement (the “Plans”). Each of the Pension Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the Internal Revenue Service. The Plans comply in form and in operation in all material respects with the requirements of the Code and ERISA.

.B With respect to the Plans, all required contributions of the Company have been made or properly accrued.
.C Except as set forth on the attached Employee Benefits Schedule, none of the Plans is subject to Title IV of ERISA nor provide for medical or life insurance benefits to retired or former employees of the Company (other than as required under Code Section 4980B, or similar state law). Except as set forth on the attached Employee Benefits Schedule, the Company is not, and during the six year period ending on the date hereof has not been, a participating or contributing employer in any “multiemployer plan” (as defined in Section 3(37) of ERISA) with respect to employees of the Company nor has the Company incurred any withdrawal liability with respect to any multi employer plan or any liability in connection with the termination or reorganization of any multi employer plan.
.D The Company delivered or made available to Purchaser true and complete copies of each of its Plans, together with all amendments thereto.
.E All Plans have been administered in accordance with their terms and in compliance in all material respects with all applicable laws, statutes rules and regulations No compensation paid or required to be paid under any Plan is or will be subject to additional tax under Section 409A(1)(B) of the Code.
.F Except as set forth on the attached Employee Benefits Schedule no condition exists that would prevent the Company from amending or terminating any Plan in respect of any active Employee.
.13 Insurance. The attached Insurance Schedule sets forth a list of each insurance policy that covers the Company (including self-insurance), specifying as to each policy (i) the carrier, and (ii) policy number, and the Company has made a copy of each policy available to the Purchaser. Such policies are in full force and effect, all premiums thereon which are due have been paid, and the Company is otherwise in compliance in all material respects with the terms and provisions of such policies. The Company is not in default under any of the insurance policies listed in the Insurance Schedule (or required to be set forth in the Insurance Schedule) and, to the knowledge of the Company, there exists no event, occurrence, condition or act (including the transfer of the Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to become a default thereunder. The Company has not received any notice of cancellation or non-renewal of any such policy or arrangement nor has the termination of any such policies or arrangements been threatened, and, to the knowledge of the Company, there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to entitle any insurer to terminate or cancel any such policies. The Insurance Schedule also sets forth a list of all pending claims and the claims history for the Company during the past five (5) years (including with respect to insurance obtained during such period but not currently maintained).

.14 Compliance with Laws. The Company and its assets and properties have complied and are in compliance with all applicable laws and regulations of foreign, federal, state and local governments and all agencies of such federal, state and local governments, except for such non-compliance which, individually or in the aggregate, would not constitute a Material Adverse Effect. The Company has not received any notice to the effect that, or otherwise been advised that, the Company or any of its assets and properties are not in compliance with any such applicable law or regulation and, to the knowledge of the Company, there are no presently existing facts, circumstances or events which, with notice or lapse of time, would result in violations of any such applicable law or regulation.
.15 Environmental Compliance and Conditions. Except as set forth on the attached Environmental Compliance Schedule:
.A (i) the Company is now, and at all times prior to the Closing Date has been, in material compliance with all applicable Environmental Laws, (ii) there are no claims, lawsuits, proceedings, investigations or actions by any Governmental Body or other Person or entity pending, or to the knowledge of the Company, threatened, against the Company under any Environmental Law; and (iii) to the knowledge of the Company, there are no facts, circumstances or conditions relating to the past or present business or operations of the Company (including the disposal of any wastes, Hazardous Substances or other materials), or to any real property or improvements now or formerly owned, leased, used, operated or occupied by the Company, that could reasonably be expected to give rise to any claim, lawsuit, proceeding or action, or to any liability, under any Environmental Law
.B The Company has obtained and is in compliance in all material respects with all Permits required under Environmental Law to operate at the Leased Real Property and to carry on its businesses as now conducted.
.C The Company has not received any written notice from any Governmental Authority regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws.
.D The representations and warranties in this Section .15 are the sole and exclusive representations and warranties of the Sellers or the Company concerning environmental matters including, without limitation, matters arising under Environmental Laws.
.16 Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, no officer, director, or, to the Company’s knowledge, any shareholder or Affiliate of the Company or any individual in such officer’s, director’s or shareholder’s immediate family, (i) is a party to any agreement, contract, commitment or transaction with the Company, (ii) has any interest in any property used by the Company or (iii) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor of the Company. Ownership of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, of 1% or less of any class of such securities shall not be deemed to be a financial interest for purposes hereof this Section 4.16.

.17 Customers and Suppliers.
.A The attached Customers and Suppliers Schedule contains a list of (a) the ten largest customers of the Company (based on amounts billed to customers during the ten-months ended October 31, 2011 and (b) the ten largest suppliers to the Company (based on purchases during the ten-months ended October 31, 2011.
.B Except as set forth in the Customers and Suppliers Schedule, to the knowledge of the Company, the Company has no reasonable basis to believe that any supplier or customer set forth in the Customers and Suppliers Schedule intends to cancel or otherwise terminate its relationship with the Company. The Company has not received any notice that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with the Company or limit its services, supplies or materials to the Company, or its usage or purchase of the services and products of the Company either as a result of the transactions contemplated hereby or otherwise. Except as set forth in the Customers and Suppliers Schedule, no customer of the Company has any re-stocking rights or similar right to return any non-defective products to the Company for reimbursement or credit.
.18 Employment and Labor Matters.
.A The attached Employment and Labor Matters Schedule identifies for each current employee of the Company (an “Employee”), his or her name, department and current base salary or wages.
.B Except as set forth on the attached Employment and Labor Matters Schedule, (i) the Company does not have any obligations under any written or oral labor agreement, collective bargaining agreement or other agreement with any labor organization or employee group, (ii) to the knowledge of the Company, the Company is not currently engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint against the Company pending or, to the knowledge of the Company, threatened before any Governmental Body, (iii) there is currently no labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration pending or, to the knowledge of the Company, threatened against the Company and no material grievance currently being asserted, (iv) the Company has not experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time during the three (3) years immediately preceding the date of this Agreement and (v) there are no claims against the Company by any Person for unpaid wages, wrongful termination, accidental injury or death, sexual harassment or discrimination or violation of any law, statute, rule or regulation and, to the knowledge of the Company, no valid basis for any such claim exists.
.C The Company has classified each individual who currently performs services for or on behalf of the Company as a contractor or employee in accordance with all applicable laws, statutes, rules and regulations, except where such failure to have made the correct classification will not result in a Material Adverse Effect.
.D The Company has on file a valid Form I-9 for each current Employee hired by the Company on or after November 7, 1986 and for each employee whose employment with the Company terminated on or after October 1, 2005. All Employees are (i) United States citizens or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, (iii) aliens who have valid, unexpired work authorization issued by the U. S. Department of Homeland Security or (iv) aliens who have been continually employed by the Company since November 6, 1986. With respect to the Employees, the Company has not been the subject of an immigration compliance or employment visit from, nor has the Company been assessed any fine or penalty by, or been the subject of any Order or directive of, the United States Department of Labor or the U. S. Department of Homeland Security.

.19 Brokerage and Expenses. Except as set forth on the attached Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Seller or the Company. The Company will timely pay the fees and expenses of KippsDeSanto & Co. pursuant to the Engagement Letter dated February 7, 2011 of that firm with the Company in connection with the consummation of the transactions contemplated by this Agreement, including fees under that Engagement Letter resulting from any Earn-Out, and Purchaser will take such steps as may be necessary or desirable to assure that the Company then has sufficient cash available for such purpose.
.20 Tangible Personal Property.
.A The Tangible Personal Property Schedule sets forth (i) a depreciation list of each item of Tangible Personal Property owned by the Company having a book value in excess of $5,000 and (ii) a list of each item of Tangible Personal Property leased by the Company having an annual rental in excess of $10,000. Except as set forth in the Tangible Personal Property Schedule, there is no Tangible Personal Property owned by the Company having a book value in excess of $5,000 or leased by the Company having an annual rental in excess of $10,000 that is used in the Company’s business and operations other than the Tangible Personal Property reflected in the Balance Sheet or thereafter acquired, except for Tangible Personal Property disposed of in the ordinary course of business, consistent with past practice, since the Latest Balance Sheet Date. Except as set forth in the Tangible Personal Property Schedule, all of such Tangible Personal Property so scheduled is located at the Leased Real Property and there is no such Tangible Personal Property used by the Company in the operation of its business located at the Leased Real Property which is not owned or leased by the Company. The Tangible Personal Property, taken as a whole, is in reasonable working order and adequate for its intended use, ordinary wear and tear and normal repairs and replacements excepted.
.B Except as set forth in Tangible Personal Property Schedule, the Company has good title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Liens, all of the Tangible Personal Property. The Company owns or has the exclusive right to use all of the Tangible Personal Property and assets necessary for the conduct of the Business as currently conducted.
.21 Books and Records. The Books and Records of the Company, as previously made available to the Purchaser, represent accurate records of all meetings of, and material action taken by (including action taken by written consent), the shareholders and directors of the Company in all material respects. All of the records, systems, controls, data or information of the Company, recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including all means of access thereto and therefrom) are under the exclusive ownership and/or direct control of the Company.

.22 Accounts Receivable; Accounts Payable; Accrued Liabilities.
.A All of the Accounts Receivable represent sales actually made or services actually performed by the Company and each is the valid and enforceable obligation of the obligor thereto. Except as reflected in the reserve for Accounts Receivable in the Financial Statements, (i) all of the Accounts Receivable will be good and collectible in full in the ordinary course of business and in any event not later than one hundred twenty (120) days after the Closing Date and (ii) none of such Accounts Receivable is, or at the Closing Date will be, subject to any counterclaim or set-off.
.B The Accounts Payable, Accrued Expenses and Prepaid Expenses have arisen in bona fide arm’s length transactions in the ordinary course of business. There are no unpaid invoices or bills representing amounts alleged to be owed by the Company, or other alleged obligations of the Company, which the Company has disputed or determined to dispute or refuse to pay.
.23 Inventory. Except as set forth in the Inventory Schedule, (i) the Inventory is in the physical possession of the Company and (ii) none of the Inventory has been pledged as collateral or otherwise is subject to any Lien (other than any Lien imposed as a matter of law) or is held on consignment from others. The Inventory was acquired or produced by the Company in the ordinary course of business. Except for items of non-conforming Inventory that are in the process of being conformed or that, individually or in the aggregate, would not have a Material Adverse Effect, the Inventory is good and merchantable and is of a quality and quantity presently useable and salable by the Company in the ordinary course of business consistent with past practice.
.24 Bank Account; Powers of Attorney. Set forth in the Bank Account Schedule is a true and complete list showing (i) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (ii) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.
.25 Permits. The Permit Schedule contains a complete and accurate list of all material Permits obtained or possessed by the Company, the date each such Permit was last granted to the Company and the current term of each Permit. The Company has obtained and possesses all Permits necessary for the conduct of its business and operations as presently conducted and the ownership of its assets and properties, except where the failure to obtain such Permit would result in a Material Adverse Effect. All such Permits are in full force and effect. The Company is in compliance with all such Permits except for such non-compliances that would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in the Permit Schedule, each such Permit can be renewed or transferred in the ordinary course of business. Any applications for the renewal of any such Permit which are due prior to the Closing Date will be timely made or filed by the Company prior to the Closing Date. No Proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or, to the knowledge of the Company, threatened, and the Company does not know of any valid basis for such Proceeding, including the transactions contemplated hereby. No administrative or governmental action or proceeding has been taken or, to the knowledge of the Company, threatened, in connection with the expiration, continuance or renewal of any such Permit and, to the knowledge of the Company, no valid basis for any such action or proceeding exists.
.26 Product Warranties.
.A The Product Warranty Schedule contains a form of each product warranty relating to products produced or sold by the Company or services performed by the Company at any time during the five (5) year period preceding the date of this Agreement.

.B Except as set forth in the Product Warranty Schedule, to the knowledge of the Company, no material defect exists in any design, materials, manufacture or otherwise in any products designed, manufactured, marketed or sold by the Company during the past five (5) years or any defect in, or replacement of, any such products which could give rise to any material claim.
.C Except as provided in any of the standard product warranties described in the Product Warranty Schedule and as otherwise set forth in the Product Warranty Schedule, the Company has not sold any products or services which are subject to an extended warranty of the Company beyond twelve (12) months and which warranty has not yet expired.
.D Each of the products of the Company has been designed and manufactured in all material respects to meet and comply with all governmental standards and specifications currently in effect. To the knowledge of the Company, there are no statements, citations or decisions by any Governmental Body or any product testing laboratory stating that any product of the Company is unsafe or fails to meet any standards, whether mandatory or voluntary, promulgated by such Governmental Body or testing laboratory, as the case may be, nor have there been any mandatory or voluntary recalls of any product of the Company. To the knowledge of the Company, there has been no pattern of defects in the design, construction, manufacture, assembly or installation of any product designed, manufactured, marketed or sold by the Company nor any fact relating to any such product that may impose a duty on the Company to recall any product or warn any customer of a defect in any product.
.27 Absence of Improper Payments. Neither the Sellers, the Company nor, to the knowledge of the Company, any of either Company’s directors, officers, agents or employees has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable foreign, federal or state law or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts.
.28 Export Control Regulations.
.A The Export Control Compliance Schedule contains a true and complete list of (i) all current and active import and export licenses issued by the United States government for the products imported or exported by the Company and for the procurement by the Company of materials related to the manufacture of its products; (ii) a complete and current accounting of licensing exemptions used by the Company for products being imported or exported; and (iii) all export related agreements, including, but not limited to, technical assistance agreements, manufacturing license agreements, distribution and warehousing agreements with any non-U.S. entity for the manufacture of export controlled designs or for the transfer of technical information between the Company and a non-U.S Person.
.B Within the last five (5) years immediately preceding the date of this Agreement, the Company has not made any voluntary disclosures to the U.S. Government with respect to import and export matters, nor are there any such voluntary disclosures currently in process or proposed for submission.
.C To the knowledge of the Company, no current or past violation of the regulations of the United States or of any foreign government as related to the import or export of the products of the Company has occurred during the last five (5) years.

.D The Company employs export compliance practices that reasonably assure that the business and operations of the Company have been conducted in compliance in all material respects with the U.S. Government regulations regarding the export of commercial and defense related products and technology.
.29 Full Disclosure. This Agreement (including the Schedules) does not (i) contain any representation, warranty or information of or relating to the Company or the Sellers that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. Any item listed in any Schedule shall be also be considered to have been listed on all other Schedules to the extent the applicability to such other Schedules is reasonably evident.
.5 REPRESENTATIONS AND WARRANTIES OF PURCHASER.
Purchaser represents and warrants to the Sellers and the Company, as of the date of this Agreement and as of the Closing Date, as follows:
.1 Organization and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of New York, with full corporate power and authority to enter into this Agreement and perform its obligations under this Agreement.
.2 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite action on the part of Purchaser, and no other proceedings on Purchaser’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the Sellers and the Company, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
.3 No Breach. Purchaser is not subject to or obligated, to the extent applicable, under its articles of incorporation, its bylaws, any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or any order, writ, injunction or decree, which would be breached or violated in any material respect by its execution, delivery or performance of this Agreement.
.4 Consents, etc. Purchaser is not required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated by this Agreement. No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

.5 Litigation. There are no actions, suits or proceedings pending or, to Purchaser’s knowledge, overtly threatened against or affecting Purchaser at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Purchaser’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement. Purchaser is not subject to any outstanding judgment, order or decree of any court or Governmental Body.
.6 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser.
.7 Investment Representation. Purchaser is acquiring the Capital Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Purchaser acknowledges that it is informed as to the risks of the transactions contemplated by this Agreement and of ownership of the Capital Stock. Purchaser acknowledges that the Capital Stock has not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws and that the Capital Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933 and the Capital Stock is registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws. Purchaser further acknowledges that the Company has not agreed to register in the future under the Securities Act of 1933, as amended, or any state or foreign securities laws all or any portion of the Capital Stock.
.8 Financing. Subject to obtaining the consent of its lenders referenced in Section 5.4 above, Purchaser has, on the date of this Agreement, the financial capability and all of the funds (or commitments for all of the funds) required in order to complete this transaction, on the terms contained in this Agreement, and will have all such capability as of the Closing Date.
.9 Full Disclosure. This Agreement (including the Schedules) does not (i) contain any representation, warranty or information of or relating to the Purchaser that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.
.6 COVENANTS.
.1 Conduct of the Business.
.A From the date of this Agreement until the Closing Date, except as set forth on the attached Conduct of Business Schedule, (i) the Company shall use its commercially reasonable efforts to carry on its business according to its ordinary course of business and substantially in the same manner as conducted prior to the date of this Agreement; provided that, the foregoing notwithstanding, the Company may use all available cash to repay any Indebtedness prior to the Closing, (ii) the Company shall use reasonable commercial efforts to preserve the Company’s existence and business organization intact and to preserve the Company’s business, properties, assets and relationships with its personnel, suppliers, customers and others with whom it has business relations and (iii) the Company shall distribute all cash and cash equivalents to its shareholders, except for cash necessary to cover outstanding checks as of the Closing Date.

.B From the date of this Agreement until the Closing Date, except as otherwise provided for by this Agreement or consented to in writing by Purchaser, the Company shall not intentionally take any action which, if taken after the date of the Latest Balance Sheet, would be required to be disclosed on the Developments Schedule pursuant to Section .4.6.
.2 Access to Books and Records. From the date of this Agreement until the Closing Date, the Company shall, subject to Section .7.5, provide Purchaser and its authorized representatives (“Purchaser’s Representatives”) with access deemed reasonable by the Company during normal business hours and upon reasonable notice, to the offices, properties, personnel, books and records of the Company in order for Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company (except that Purchaser shall conduct no environmental sampling or testing of the sort commonly referred to as a Phase I Environmental Investigation without the prior written consent of the Company). Purchaser acknowledges that it is and remains bound by the Confidentiality Agreement, dated June 17, 2011, between Purchaser and KippsDeSanto & Co. on behalf of the Company and Sellers (the “Confidentiality Agreement”).
.3 Conditions. The Company shall use commercially reasonable efforts to cause the conditions set forth in Section .2.1 of this Agreement to be satisfied and to consummate the transactions contemplated in this Agreement as soon as reasonably possible after the satisfaction of the conditions set forth in Section .2.1 (other than those to be satisfied at the Closing).
.4 Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Section .8.1 of this Agreement, neither any Seller nor the Company shall take or permit any other Person on its behalf to take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Purchaser and Purchaser’s Representatives) concerning any purchase of the Capital Stock, any merger involving the Company, any sale of substantially all of the assets of the Company, or other similar transaction involving the Company (other than assets sold in the ordinary course of business).
.5 Notification. From the date of this Agreement until the Closing Date, the Company shall disclose to Purchaser in writing (in the form of updated disclosure schedules) any variances from the representations and warranties contained in Section .3 or Section .4 of this Agreement and of any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by the Company or the Sellers, in each case promptly upon discovery. Such disclosures shall amend and supplement the appropriate disclosure schedules delivered on the date of this Agreement and attached to this Agreement; provided that, such disclosures shall not be deemed to amend and supplement the appropriate disclosure schedules for purposes of the conditions to closing set forth in Section .2.1.A above or Purchaser’s ability to terminate this Agreement pursuant to Section ..8.1.B below. Notwithstanding the foregoing, unless Purchaser provides the Company with a termination notice within five days after delivery by the Company of an updated disclosure schedule pursuant to this Section 6.5, Purchaser shall be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section .2.1.A of this Agreement with respect to the information contained in such updated disclosure schedules. The delivery of any such updated disclosure schedules will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed under this Agreement by reason of such variance or inaccuracy and Purchaser shall not have any claim (whether for indemnification or otherwise) against the Company, the Seller Representative or any Seller for any such variance or inaccuracy.

.6 Public Announcements. Prior to the Closing, neither the Company, the Sellers nor the Purchaser shall, nor shall any of their respective Affiliates, without the approval of the other Parties, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange.
.7 Further Assurances. At any time and from time to time after the Closing, the Sellers and the Seller Representative shall, at the reasonable request of the Purchaser and at the Purchaser’s expense but without further consideration, execute and deliver any further deeds, bills of sale, endorsements, assignments, and other instruments of conveyance and transfer, and take such other actions as the Purchaser may reasonably request in order (i) to more effectively transfer, convey, assign and deliver to the Purchaser, and to place the Purchaser in actual possession and operating control of, and to vest, perfect or confirm, of record or otherwise, in the Purchaser all right, title and interest in, to and under the Shares and the assets, properties and rights of the Company, or (ii) to otherwise carry out the intents and purposes of this Agreement.
.8 Confidentiality.
.A Commencing on the date hereof and continuing for a period of five (5) years thereafter, (i) each of the Sellers will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Purchaser of any such order), directly or indirectly, any Confidential Information with respect to the Business and (ii) the Sellers will not use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Purchaser or the Company.
.B Commencing on the date hereof and thereafter, the Sellers shall not take any action to disparage or criticize the Purchaser or its Affiliates, directors, owners, personnel or customers that is intended to injure or hinder the business relationships of the Company, or to engage in any other action with the same intent.
.C It is the desire and intent of the parties to this Agreement that the provisions of this Section 6.8 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 6.8 shall be adjudicated to be invalid or unenforceable, this Section 6.8 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.
.D The parties recognize that the performance of the obligations under this Section 6.8 by the Sellers is special, unique and extraordinary in character, and that in the event of the breach by the Sellers of the terms and conditions of this Section 6.8, the Purchaser and the Company shall be entitled, if they so elect, to obtain damages for any breach of this Section 6.8 or to enforce the specific performance thereof by the Sellers.

.7 COVENANTS OF PURCHASER.
.1 Access to Books and Records. From and after the Closing, Purchaser shall cause the Company to provide the Seller Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company with respect to periods or occurrences prior to the Closing Date in connection with any matter, whether or not relating to or arising out of this Agreement or the transactions contemplated by this Agreement. Unless otherwise consented to in writing by the Seller Representative, Purchaser shall not, and shall not permit the Company to, for a period of five years following the Closing Date, destroy, alter or otherwise dispose of any books and records of the Company, or any portions of such books and records, relating to periods prior to the Closing Date without first giving reasonable prior notice to the Seller Representative and offering to surrender to the Seller Representative (on behalf of the Sellers) such books and records or such portions of such books and records.
.2 Notification. From the date of this Agreement until the Closing Date, Purchaser shall disclose to the Company in writing any material variances from Purchaser’s representations and warranties contained in Section .5 of this Agreement promptly upon discovery; provided that, such disclosures shall not be deemed to have any effect for purposes of the conditions to closing set forth in Section .2.1.C above or the Company’s ability to terminate this Agreement pursuant to Section .8.1.C below. Notwithstanding the foregoing, unless the Company provides Purchaser with a termination notice within five business days after delivery by Purchaser of a notice of material variance pursuant to this Section .2, the Company shall be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section .2.2.A of this Agreement with respect to the information contained in such notice of material variance. Purchaser shall promptly notify the Company if Purchaser obtains knowledge that the representations and warranties of Sellers or the Company in this Agreement and the disclosure schedules to this Agreement are not true and correct in all material respects, or if Purchaser obtains knowledge of any material errors in, or omissions from, the disclosure schedules to this Agreement.
.3 Employment and Benefit Arrangements. For a period of one year following the Closing Date, Purchaser shall cause the Company to continue all Plans set forth in the Employee Benefit Schedule, or make available alternative benefits, plans, arrangements and agreements that are substantially comparable, in the aggregate, to such plans, arrangements and agreements. Purchaser shall use commercially reasonable efforts to provide Employees with service credit for all purposes under any successor employee benefit plans and arrangements sponsored by Purchaser. To the extent that Purchaser modifies any coverage or benefit plans under which the Employees participate, to the extent permitted and commercially reasonable, Purchaser shall waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such Employees credit under the new coverages or benefit plans for deductibles, co-payments and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs. This Section 7.3 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successor and assigns.
.4 Conditions. Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section .2.2 of this Agreement to be satisfied and to consummate the transactions contemplated in this Agreement.

.5 Contact with Customers and Suppliers. Prior to the Closing, Purchaser and Purchaser’s Representatives shall contact and communicate with the employees, customers, suppliers and other business relations of the Company in connection with the transactions contemplated by this Agreement only with the prior written consent of the Company and the Seller Representative.
.8 TERMINATION.
.1 Termination. This Agreement may be terminated at any time prior to the Closing:
.A by the mutual written consent of Purchaser and the Seller Representative (on behalf of the Sellers and the Company);
.B by Purchaser, if there has been a material violation or breach by the Company or the Sellers of any covenant, representation or warranty contained in this Agreement and such violation or breach has not been waived by Purchaser;
.C by the Seller Representative (on behalf of the Sellers and the Company), if there has been a material violation or breach by Purchaser of any covenant, representation or warranty contained in this Agreement and such violation or breach has not been waived by the Seller Representative; or
.D by either Purchaser or the Seller Representative (on behalf of the Sellers and the Company) if the transactions contemplated by this Agreement have not been consummated on or prior to December 31, 2011; provided that, neither Purchaser nor the Seller Representative shall be entitled to terminate this Agreement pursuant to this Section .1.D if such Person’s (or any Seller’s, in the case of the Seller Representative) willful breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement.
.2 Effect of Termination. In the event of termination of this Agreement by either Purchaser or the Seller Representative as provided above, the provisions of this Agreement shall immediately become void and of no further force or effect (other than this Section .2 and Section .12 of this Agreement and the Confidentiality Agreement which shall survive the termination of this Agreement in accordance with their terms), and there shall be no liability on the part of any of Purchaser, the Company, or the Sellers to one another, except for willful breaches of the covenants contained in this Agreement prior to the time of such termination.
.9 SELLER REPRESENTATIVE.
.1 Designation. Richard N. Steegstra (the “Seller Representative”), is by this Agreement authorized to serve as the representative of each Seller with respect to the matters expressly set forth in this Agreement to be performed by the Seller Representative. Notwithstanding anything to the contrary contained in this Agreement, the Seller Representative shall have no obligation to act on behalf of any Seller in connection with the matters set forth in this Agreement. In the event that Richard N. Steegstra should be unable or unwilling to serve, Barry J. Solem will act as the Seller Representative, and in the event that Barry J. Solem should be unable or unwilling to serve, then a substitute Seller Representative shall be appointed by the written consent of Persons then holding a majority of the Percentage Interests hereunder.

.2 Authority. Each Seller, by his, her or its execution of this Agreement, and each Company Option Holder hereby irrevocably appoints the Seller Representative as the agent, proxy and attorney-in-fact for such Seller and/or Company Option Holder for all purposes of this Agreement (including the full power and authority on such holder’s behalf) (a) to consummate the transactions contemplated in this Agreement, (b) to pay such Person’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date of this Agreement), (c) to make any determinations and settle any matters in connection with the adjustment of the Aggregate Closing Consideration contemplated by Section .1.2 or the Aggregate Consideration under this Agreement, (d) to distribute any funds payable by Purchaser under this Agreement which are for the account of the Sellers or the Company Option Holders pursuant to the provisions of the Consideration Allocation and Mechanics Schedule, (e) to deduct and/or hold back through the Paying Agent or otherwise any funds which may be payable to any Seller or Company Option Holder pursuant to the terms of this Agreement in order to pay, or establish a reserve for, any amount which may be payable by such Seller or Company Option Holder (individually, or in the aggregate) under this Agreement, including the indemnification provisions of Section 10.2, (f) to resolve or settle any indemnification claim made by Purchaser against the Sellers, (g) to endorse and deliver any certificates or instruments representing the Capital Stock and execute such further instruments of assignment as Purchaser shall reasonably request, (h) to execute and deliver on behalf of such Seller or Company Option Holder any amendment to the terms of this Agreement, (i) to take all other actions to be taken by or on behalf of such Seller or Company Option Holder in connection herewith, (j) to retain funds for reasonably anticipated expenses and liabilities, and (k) to do each and every act and exercise any and all rights which such Seller or Company Option Holder or the Sellers or Company Option Holders collectively are permitted or required to do or exercise under this Agreement). The Sellers, Company Option Holders and Purchaser agree that the Seller Representative may be reimbursed from the Aggregate Closing Consideration and Earn-Outs held by the Paying Agent for distribution to the Sellers, promptly upon providing a reasonable accounting of such fees to the Paying Agent, for any fees or expenses incurred by the Seller Representative in exercising its authority under this Agreement and taking any actions pursuant to the terms and conditions of this Agreement or the other agreements contemplated by this Agreement, and, upon the request of the Seller Representative from time to time, the Paying Agent shall withhold from such Aggregate Closing Consideration and Earn-Outs one or more reasonable reserves for such purpose.
.3 Exculpation.
.A Neither the Seller Representative nor any agent employed by it shall incur any liability to any other Person by virtue of the failure or refusal of the Seller Representative for any reason to consummate the transactions contemplated by this Agreement or relating to the performance of its other duties under this Agreement or any of its omissions or actions with respect to such matters. For the avoidance of doubt, Purchaser shall be entitled to rely on the acts, to the extent authorized under this Agreement, of the Seller Representative.
.B The Seller Representative shall have no obligations to make any payments, including on behalf of any Seller or any other Person, other than any obligations as a Seller in its capacity as such under this Agreement and the distributions contemplated by the Consideration Allocation and Mechanics Schedule.

.10 ADDITIONAL COVENANTS AND AGREEMENTS.
.1 Survival. The representations and warranties contained in Sections .3, .4, and .5 of this Agreement shall survive the Closing and shall terminate on the date that is eighteen (18) months after the Closing Date and the covenants in this Agreement shall survive the Closing indefinitely, provided, however, the covenants contained in Sections .6 and .7 shall terminate on the Closing Date unless a specific covenant contained in Sections .6 and .7 requires performance after the Closing Date, in which case such covenant shall survive for a period of thirty (30) days following the date on which the performance of such covenant is required to be completed (the “General Survival Date”); provided, further, however, (i) that the representations and warranties contained in Sections 3.1 (Authority), .3.4 (Ownership), .4.1 (Organization and Corporate Power), 4.2 (Subsidiaries and Investments), .4.3.A (Authorization; Valid and Binding Agreement), .4.4 (Capital Stock) and .4.19 (Brokerage and Expenses) (the “Fundamental Representations”) shall survive the Closing indefinitely and (ii) that the representations and warranties pursuant to Section .4.8 (Tax Matters) shall survive the Closing and shall terminate on the date which is thirty (30) days after the expiration of the statute of limitations applicable to such matters, as such may be extended (the “Tax Survival Date”).
.2 Indemnification by Sellers.
.A From and after the Closing (but subject to the provisions of this Section .10), each Seller, severally and not jointly, agrees to defend, indemnify and hold harmless the Purchaser Indemnitees (as defined below) from and against any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys’ fees and expenses) (individually a “Loss” and collectively “Losses”), suffered, incurred or paid by Purchaser or any of its Affiliates, officers, directors, employees or agents (the “Purchaser Indemnitees”) to the extent such Loss results from or arises out of a breach by such Seller of a representation or warranty of such Seller contained in Section .3 or a covenant or agreement by such Seller contained in Section .1. In the event that such Seller’s liability under this Section ..2(a) for Losses to Purchaser Indemnitees exceeds the net cash proceeds such Seller receives pursuant to Section .1.1 (taking into account any adjustments as set forth in Section .1.2) with respect to such Seller’s Capital Stock, the Purchaser will have the right to indemnification for such excess Losses out of the Escrow Funds. For purposes of determining the amount of a Loss resulting from a breach of any representation or warranty of any Seller contained in this Agreement, the terms “materiality” or “Material Adverse Effect” or words of similar import contained in such representation or warranty shall in each case be disregarded and without effect (as if such terms were deleted from such representation or warranty). All payments by or on behalf of individual Sellers under this Section .2(a) shall be treated by the Parties as an adjustment to the proceeds received by those respective individual Sellers pursuant to Section .1.
.B From and after the Closing (but subject to the provisions of this Section .10), the Seller Representative on behalf of the Sellers jointly agrees to defend, indemnify and hold harmless the Purchaser Indemnitees against any Losses suffered by the Purchaser Indemnitees to the extent such a Loss results from or arises out of (i) a breach of any representation or warranty of the Company contained in this Agreement, in each case taking into account any disclosure made pursuant to Section .6.5, or (ii) any Losses or liability of the Company for the payment of Taxes related to any taxable period (or portion of such taxable period) ending on or before the Closing Date to the extent such income Taxes were not included as a liability in the calculation of Net Working Capital (“Tax Losses”), (iii) any Indebtedness (other than to the extent reflected in the calculation of the Aggregate Closing Consideration) and (iv) any unpaid Transaction Fees (other than to the extent reflected in the calculation of the Aggregate Closing Consideration). Notwithstanding the immediately preceding sentence, the Seller Representative shall not have any liability to the Purchaser Indemnitees under Section 10.2(b)(i) unless the aggregate of all Losses relating to indemnifications under Section 10.2(b)(i) exceeds on a cumulative basis an amount equal to $175,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible. Additionally, the aggregate liability of the Seller Representative to Purchaser Indemnitees relating to a breach of any representation, warranty or covenant of the Company contained in this Agreement shall in no event exceed, in the aggregate, at any time an amount equal to the Escrow Funds (disregarding any interest accrued on the Escrow Amount) (the “Cap”). For purposes of determining the amount of a Loss resulting from a breach of any representation or warranty of the Company contained in this Agreement, the terms “materiality” or “Material Adverse Effect” or words of similar import contained in such representation or warranty shall in each case be disregarded and without effect (as if such terms were deleted from such representation or warranty). All payments made under this Section .2(b) shall be made from, but only from, the proceeds in the Escrow and shall be treated by the Parties as an adjustment to the proceeds received by the Sellers pursuant to Section .1 of this Agreement. Notwithstanding the foregoing, the Deductible shall not be applicable for Losses resulting from actual fraud, the Fundamental Representations or a breach of Section .2.B(ii). With respect to any claim for indemnification under this Section 10.2(b), a Purchaser Indemnitee may seek reimbursement pursuant to the terms of the Escrow Agreement solely to the extent of the Escrow Fund as may then be remaining.
.C Notwithstanding anything to the contrary contained in Section 10.2(b) or elsewhere in this Agreement, with respect to Tax Losses:
(i) the Purchaser Indemnitees must first seek reimbursement from the Escrow Funds pursuant to the terms of the Escrow Agreement. To the extent the funds remaining in the Escrow Fund are insufficient to reimburse the Purchaser Indemnitees for such Tax Losses, (A) the Purchaser Indemnitees may seek reimbursement from the Majority Sellers for the amount of such Tax Losses in excess of the remaining Escrow Funds (“Excess Tax Losses”), (B) the Majority Sellers agree to jointly and severally indemnify the Purchaser Indemnitees for all Tax Losses, subject to the limitations set forth in 10.2(c)(ii) and (C) the Majority Sellers shall have the right to fund, or be reimbursed for, any Excess Tax Losses from reserves established pursuant to Section 9.2(e) by the Seller Representative through the Paying Agent or otherwise, including reserves from future Earn-Outs; and
(ii) the maximum liability of the Majority Sellers for all Tax Losses payable to the Purchaser Indemnitees shall not exceed on a cumulative basis an amount equal to $5,000,000, minus any Losses paid to the Purchaser Indemnitees out of the Escrow Funds.
.D .The Sellers (including the Seller Representative) shall not have any rights, hereunder or otherwise, to indemnification or contribution from the Company with respect to any matter, and each Seller (including the Seller Representative) hereby releases the Company from any liability arising out of or in connection with any such claim
.3 Indemnification by Purchaser. From and after the Closing (but subject to the provisions of this Section .10), Purchaser agrees to defend, indemnify and hold harmless each Seller, Company Option Holder and their Affiliates, officers, directors, employees and agents (the “Seller Indemnitees”) against and hold them harmless from any Losses suffered or incurred by any such indemnified Party to the extent arising from or related to (i) any breach of any representation or warranty of Purchaser contained in this Agreement, (ii) any breach of any covenant of Purchaser contained in this

Agreement requiring performance by Purchaser prior to the Closing or by Purchaser or the Company after the Closing, and (iii) the Company following the Closing or actions taken by Purchaser or the Company on or after the Closing. Notwithstanding the immediately preceding sentence, the Purchaser shall not have any liability to the Seller Indemnitees unless the aggregate of all Losses relating to a breach of any representation, warranty or covenant of the Purchaser contained in this Agreement exceeds on a cumulative basis the Deductible, and then only to the extent such Losses exceed the Deductible. Additionally, the aggregate liability of the Purchaser to the Seller Indemnitees relating to a breach of any representation, warranty or covenant of the Purchaser contained in this Agreement shall in no event exceed, in the aggregate, at any time an amount equal to the Cap. For purposes of determining the amount of a Loss resulting from a breach of any representation or warranty of Purchaser contained in this Agreement, the terms “materiality” or “Material Adverse Effect” or words of similar import contained in such representation or warranty shall in each case be disregarded and without effect (as if such terms were deleted from such representation or warranty). All payments under this Section .3 shall be treated by the Parties as an adjustment to the proceeds received by the Sellers pursuant to Section ..1.
.4 Expiration of Claims. Except for claims for Tax Losses for which a Purchaser Indemnitee may seek indemnification under Section 10.2 until the date which is thirty (30) days after the filing of the last Company Tax Return, or amendment thereto, that is filed with respect to taxable periods ending on or prior to the Closing Date, the ability of any Person to receive indemnification under Section .2 or .3, shall terminate on the applicable survival termination date (as set forth in Section .1), unless such Person or a Purchaser Indemnitee, as applicable, shall have incurred a Loss prior to the termination date and made either a claim for indemnification pursuant to Sections .2 or .3, prior to such termination date, as applicable. If a Person or a Purchaser Indemnitee has made either a claim for indemnification pursuant to Section .2 or .3 prior to such termination date, then such claim for such Loss incurred (and only such claim for such Loss incurred), if then unresolved, shall not be extinguished by the passage of the deadlines set forth in Section .1. Notwithstanding anything in this Agreement to the contrary, all claims for indemnification against the Sellers, including the Seller Representative and/or the Majority Sellers, other than claims based on or arising out of actual fraud, a breach of a Fundamental Representation and/or claims for Tax Losses, shall immediately terminate and expire as soon as the Escrow Funds are equal to zero dollars.
.5 Procedures Relating to Indemnification.
.A In order for a Party to be entitled to seek any indemnification provided for under this Agreement (such Party the “Claiming Party”), in respect of a claim or demand made by any Person against the Claiming Party (a “Third Party Claim”), such Claiming Party must notify the indemnifying Party (the “Defending Party”) in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Claiming Party of notice of the Third Party Claim; provided that, subject to Section 10.4, failure to give such notification on a timely basis shall not affect the indemnification provided under this Agreement except to the extent the Defending Party shall have been actually prejudiced as a result of such failure. Thereafter, the Claiming Party shall deliver to the Defending Party, within five business days after the Claiming Party’s receipt of such notification, copies of all notices and documents (including court papers) received by the Claiming Party relating to the Third Party Claim.

.B If a Third Party Claim is made against a Claiming Party, the Defending Party shall be entitled to participate in the defense of such Third Party Claim and, if it so chooses, to assume the defense of such Third Party Claim (subject to a reservation of rights) with counsel selected by the Defending Party and reasonably satisfactory to the Claiming Party. Should a Defending Party so elect to assume the defense of a Third Party Claim, the Defending Party shall not be liable to the Claiming Party for legal expenses subsequently incurred by the Claiming Party in connection with the defense of such Third Party Claim. If the Defending Party assumes such defense, the Claiming Party shall have the right to participate in the defense of such Third Party Claim and to employ counsel, at its own expense, separate from the counsel employed by the Defending Party, it being understood, however, that the Defending Party shall control such defense. The Defending Party shall be liable for the fees and expenses of counsel employed by the Claiming Party for any period during which the Defending Party has not assumed the defense of such Third Party Claim. If the Defending Party chooses to defend any Third Party Claim, then all the Parties to this Agreement shall cooperate in the defense or prosecution of such Third Party Claim, including by retaining and (upon the Defending Party’s request) providing to the Defending Party all records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Seller Representative shall act on behalf of all Defending Parties in the case of all Third Party Claims with respect to which Purchaser is seeking indemnification from the Purchaser Representative under Section .2(b), with each Seller responsible for his, her or its allocable share of such costs and expenses in accordance with his, her or its Percentage Interest. Whether or not the Seller Representative (on behalf of the Sellers) shall have assumed the defense of a Third Party Claim, neither Purchaser nor any of its Affiliates shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Seller Representative.
.6 Mitigation. Each Person entitled to indemnification under this Agreement shall take commercially reasonable steps to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable under this Agreement or in connection with this Agreement. In the event that an indemnifying Party makes any payment to any indemnified Party for indemnification for which such indemnified Party could have collected on a claim against a third party (including under any contract and any insurance claims), the indemnifying Party shall be entitled to pursue claims and conduct litigation on behalf of such indemnified Party and any of its successors, to pursue and collect on any indemnification or other remedy available to such indemnified Party with respect to such claim and generally to be subrogated to the rights of such indemnified Party. Except pursuant to a settlement agreed to by the indemnifying Party, the indemnified Party shall not waive or release any contractual right to recover from a third party any Loss subject to indemnification by this Agreement without the prior written consent of the indemnifying Party. The indemnified Party shall, and shall cause its Affiliates (including the Company if the Company is an Affiliate) to, cooperate with the indemnifying Party, at the indemnifying Party’s expense, with respect to any such effort to pursue and collect with respect to such claim.
.7 Determination of Loss Amount.
.A In no event shall Purchaser Indemnitees be entitled to recover or make a claim for any amounts in respect of consequential, incidental or indirect damages, lost profits or punitive damages.
.B No Purchaser Indemnitee shall be entitled to any indemnification under this Section .10 to the extent such matter was taken into account in determining the Final Aggregate Closing Consideration pursuant to Section .1.2.

.8 Acknowledgment by Purchaser; Exclusive Remedy.
.A Purchaser acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of the Company and the Sellers expressly and specifically set forth in this Agreement. Such representations and warranties by the Company and the Sellers constitute the sole and exclusive representations and warranties of the Company and the Sellers to Purchaser in connection with the transactions contemplated by this Agreement.
.B The indemnification provided for in this Article 10 shall be the sole and exclusive remedy of the Parties (including all Purchaser Indemnitees and Seller Indemnitees) after the Closing for any inaccuracy of any representation or breach of any warranty, covenant or agreement contained in this Agreement or any of the Transaction Documents; provided, however, that (i) the Purchaser may seek equitable or injunctive relief with respect to a breach of Section 6.8 (Confidentiality) and (ii) nothing in this Agreement shall limit in any way a Party’s remedies with respect to fraud by any other Party in connection with this Agreement or the transactions contemplated hereby or thereby.
.9 Tax Matters.
.A Post-Closing Returns. Purchaser shall, at Purchaser’s expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods beginning after the Closing Date.
.B Pre-Closing Returns. The Company shall, at the Company’s expense, (i) prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for periods ending prior to or including the Closing Date which have not yet been filed as of the Closing Date; (ii) pay or cause to be paid all Tax reported, or required to be reported, on such Tax Returns for the pre-Closing Returns; (iii) include any income or gain recognized as a result of Section 10.9(g) in the Sellers’ pre-Closing Tax Returns; and (iv) cause to be prepared all such Tax Returns consistent with the past practice of the Company, except as otherwise required by applicable law, provided that, for the avoidance of doubt and to the extent permitted by applicable law, all deductions related to or arising out the transactions contemplated by this Agreement shall be treated as arising on or before the Closing Date. At least 30 days prior to the date on which each such Tax Return is filed (including any applicable extensions), the Seller Representative shall submit such Tax Return to the Purchaser for the Purchaser’s review and approval, which approval shall not be unreasonably withheld or delayed. Notwithstanding the above, all expense, including fines, late fees and additional Taxes, resulting from or arising out of amendments to the Company’s Tax Returns filed by or behalf of the Sellers for periods prior to the Closing Date (other than the period beginning on January 1, 2011 and ending on the Closing Date) shall be the obligation of, and be paid by, the Sellers.
.C Straddle Period Returns. In the case of any Straddle Period, (i) real, personal and intangible property Taxes of the Company for the Interim Period shall be the sole obligation of the Company and shall be equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Interim Period and the denominator of which is the number of days in the Straddle Period; and (ii) the Taxes of the Company, other than income Taxes and those payable by the Company pursuant to clause (i) above, for the portion of the Straddle Period other than the Interim Period shall be computed as if such taxable period ended as of the close of business on the Closing Date, and to the extent not accrued in the Financial Statements, shall be the obligation of the Sellers and an indemnifiable claim of the Purchaser against the Seller Representative under Section 10.2(b) of this Agreement.

.D S Termination Year. Items of income, gain, loss, deduction and credit shall be allocated between the S short year (as defined in Section 1362(e)(1)(A) of the Code) and the C short year (as defined in Section 1362(e)(1)(B) of the Code) pursuant to Section 1.1362-3(b)(2).
.E Conduct and Notice of Audits. After the Closing, Sellers and Purchaser shall (i) provide to the other party such information relating to the Company as Sellers or Purchaser may reasonably request with respect to Tax matters and (ii) cooperate with each other in the conduct of any audit or other proceeding with respect to any Tax involving the Company and shall retain or cause to be retained all Books and Records pertinent to the Company for each taxable period or portion thereof ending on or prior to the Closing Date until the expiration of the applicable statute of limitations (giving effect to any and all extensions and waivers). If any party to this Agreement receives any written notice from any taxing authority proposing an adjustment to any Tax for which any other party hereto may be obligated to indemnify under this Agreement, such party shall give prompt written notice thereof to the other that describes such proposed adjustment in reasonable detail; the failure to give such notice, however, shall not reduce the obligations of a party hereunder unless, and to the extent that, such failure prejudices the rights of the other party to contest such Tax.
.F Amendment of Tax Returns. Without the prior written consent of the Seller Representative, Purchaser will not amend or permit the Company to amend any Tax Return relating to a taxable period (or portion of such taxable period) ending on or prior to the Closing Date.
.G Section 338 Elections and Forms; Gross Up.
The Sellers and the Purchaser shall jointly make an election under Section 338(h)(10) of the Code and any corresponding elections under state, local or foreign tax law (collectively, the “Section 338(h)(10) Elections”) in accordance with applicable tax laws and as set forth herein and shall execute Form 8023 and such other forms as may be necessary to effect such Section 338(h)(10) Elections consistent with the periods contained in Section 10.9(g) (the “Section 338 Forms”).
The Purchaser and the Sellers shall be jointly responsible for the preparation and filing of all Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement. The Sellers and Purchaser shall execute and deliver to one another such documents or forms as are reasonably requested and are required by any tax laws properly to complete the Section 338 Forms.
The parties agree that the Aggregate Consideration, the liabilities of the Company and any adjustments to such liabilities will be allocated among the assets of the Company based upon fair market value in accordance with the provisions of a Schedule for Tax Allocations, which will be prepared in accordance with the provisions of Section 338 of the Code (“Schedule for Tax Allocations”). In the event that the parties allocate an amount to one or more categories of assets in excess of its tax basis, Purchaser shall increase the Aggregate Consideration in the amount (such amount, the “Tax Gross Up”) necessary to compensate Sellers on an after-tax basis for any Taxes payable by Sellers in excess of the federal 15% Tax rate with respect to such Excess Allocation, as follows: the Tax Gross Up shall be determined without regard to the individual circumstances of the Sellers by multiplying the Excess Allocation by the Increased Rate and dividing the product by .85.

For purposes of calculating the Tax Gross Up, the following definitions shall apply:
“Excess Allocation” shall mean the amount by which the portion of the Aggregate Consideration allocated to any category of assets exceeds the tax basis of such category of assets.
“Increased Rate” shall mean the excess of the highest marginal federal income Tax rate applicable to individual taxpayers with respect to the deemed sale of the class or category of assets comprising the Excess Allocation over the federal income 15% Tax rate.
The Schedule of Tax Allocations as of the Closing Date shall be agreed to by Purchaser and Seller Representative as soon as practicable after the Closing Date. If, sixty (60) days before the last date on which the Section 338(h)(10) Elections may be filed, Purchaser and Seller Representative have not agreed to such final Schedule, the Schedule of Tax Allocations shall be determined on the basis of an appraisal prepared by the Firm. In the event of an adjustment to the Aggregate Consideration in accordance with this Agreement, such adjustment shall be made to the Aggregate Consideration paid for the assets of the Company. The Parties will file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such allocation.
Purchaser shall pay the Tax Gross Up to the Seller Representative for distribution to the Sellers through the Paying Agent, the amount of which shall be agreed to in writing by Purchaser and Seller Representative prior to such payment, or before March 1, 2012. Payments to the Sellers shall be made in immediately available funds in the proportions to their Percentage Interests.
The Sellers and the Purchaser agree that, except as required by a final determination with any tax authority, they will report the transfers under this Agreement consistent with the Section 338(h)(10) Elections and will not take, or cause to be taken, any action in connection with the filing of any tax return on behalf of the Sellers and Purchaser or their affiliates or otherwise that would be inconsistent with or prejudice the Section 338(h)(10) Elections or this Section 10.9(g), and they will take all steps necessary to obtain comparable treatment, where applicable, for state income tax purposes.
.H Tax Refunds. Any income Tax refunds that are received by Purchaser or the Company, and any amounts credited against income Tax to which the Purchaser or the Company become entitled in a Tax period ending after the Closing Date, that relate to Tax periods or portions of such periods ending on or before the Closing Date shall be for the account of the Sellers. Purchaser shall pay over to the Seller Representative for distribution to the Sellers through the Paying Agent any such refund or the amount of any such credit within five (5) days after actual receipt of such refund or application of such credit against Taxes.

.11 DEFINITIONS.
.1 Definitions. For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:
“Accounts Payable” means all bona fide accounts payable of the Company (excluding Accrued Liabilities and Indebtedness) as of the Closing Date. The Accounts Payable Schedule sets forth the Accounts Payable as of November 23, 2011.
“Accounts Receivable” means all bona fide accounts receivable of the Company (including checks and drafts held by and for the benefit of the Company but not yet cleared). The Accounts Receivable Schedule sets forth the Accounts Receivable as of the date hereof, which Schedule shall be updated by the Company in accordance as of as of November 23, 2011.
“Accrued Expenses” means all accrued expenses of the Company (exclusive of Accounts Payable and Indebtedness) of a type shown on the Financial Statements. The Accrued Expenses Schedule sets forth the Accrued Expenses as of the date hereof, which Schedule shall be updated by the Company as of October 31, 2011.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Aggregate Closing Consideration” has the meaning given to it in Section 1.2(a).
“Aggregate Consideration” means all of the consideration due and payable to the Company Shareholders and the Company Option Holders under this Agreement, including, without limitation, the Estimated Aggregate Closing Consideration pursuant to Section .1.1, positive adjustments to the Estimated Aggregate Closing Consideration pursuant to Section .1.2, amounts released from the Escrow Account, and any other positive adjustments to the Aggregate Consideration as provided in this Agreement, which, except as expressly provided herein, shall be paid by Purchaser to the Company Shareholders and Company Option Holders on the basis of their respective Percentage Interests.
“Agreed Accounting Principles” shall mean GAAP, as modified by the matters set forth on the attached Accounting Principles Schedule.
“Applicable Company Revenue” has the meaning given to it in Section 1.3(a).
“Books and Records” means originals or true copies of all operating data and records of the Company including, without limitation, financial, accounting and bookkeeping books and records, purchase and sale orders and invoices, sales and sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, warranty files, batch and product serial number records and files, written operating methods and procedures, specifications, operating records and other information related to the Company’s assets, properties and rights, reference catalogues, insurance files, personnel records, records relating to potential acquisitions and other records, on whatever media, pertaining to the Company or its business or operations, or to customers or suppliers of, or any other parties having contracts or other business relationships with, the Company.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks are permitted or required by law to be closed in the State of New York.
“Capital Stock” means the common stock of the Company.
“Claiming Party” has the meaning given to it in Section 10.5(a).
“Closing” has the meaning given to it in Section 1.4.
“Closing Date” has the meaning given to it in Section 1.4.
“Closing Statement” has the meaning given to it in Section 1.2(c).
“Code” has the meaning given to it in Section 4.12(a).
“Company Option” means a stock option with respect to the Capital Stock of the Company under the Company Option Plan or otherwise and shall include a stock appreciation right based upon the Capital Stock of the Company.
“Company Option Holder” means the holder of a Company Option.
“Company Option Plan” has the meaning given to it in Section .1.6.
“Company Shareholder” means a Seller.
“Confidential Information” means any information (other than information which is generally available to the public, other than as a result of a breach by any Person with any confidentiality obligation to the Company) concerning the organization, business or finances of the Company or of any third party which the Company is currently under an obligation to keep confidential or that is currently maintained by the Company as confidential, including, without limitation, confidential or secret processes, products, technology, know-how, merchandising and advertising programs and plans, suppliers, services, techniques, customers and plans with respect to the Company.
“Confidentiality Agreement” has the meaning given to it in Section 6.2.
“Deductible” has the meaning given to it in Section 10.2(b).
“Defending Party” has the meaning given to it in Section 10.5(a).
“Disputed Items” has the meaning given to it in Section 1.2(d).
“Earn-Out” has the meaning given to it in Section 1.3(a).

“Earn-Out Percentage” has the meaning given to it in Section 1.3(a).
“Earn-Out Year” has the meaning given to it in Section 1.3(a).
“Employee” has the meaning given to it in Section 4.18(a).
“Environmental Laws” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, and all judicial and administrative orders and determinations that are binding upon the Company concerning pollution or protection of the environment, including without limitation all those relating to the, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.
“Escrow Account” means the account established by the Escrow Agent pursuant to the terms of the Escrow Agreement.
“Escrow Agent” means Wells Fargo Bank, N.A.
“Escrow Agreement” means the Escrow Agreement, in the form of the attached Exhibit A, to be entered into by Purchaser, Seller Representative, and the Escrow Agent.
“Escrow Amount” means $3,000,000.
“Escrow Funds” means, as of any date of determination, the excess (if any) of the Escrow Amount minus the sum of all distributions and other payments to any Person from the Escrow Account paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.
“Estimated Aggregate Closing Consideration” has the meaning given to it in Section 1.2(b).
“Excess Tax Losses” has the meaning given to it in Section 10.2(c).
“Final Aggregate Closing Consideration” has the meaning given to it in Section 1.2(e).
“Financial Statements” has the meaning given to it in Section 4.5(a).
“Firm” has the meaning given to it in Section 1.2(d).
“Fundamental Representations” has the meaning given to it in Section 10.1.
“GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement, applied in a manner consistent with those used in preparing the Company’s audited consolidated balance sheet and statements of income and cash flows for the fiscal year ended December 31, 2010.
“General Survival Date” has the meaning given to it in Section 10.1.

“Governmental Body” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.
“Government Contract” means a contract or agreement between the Company and a Governmental Body, or a prime contractor or subcontractor thereof.
“Hazardous Substance” means any hazardous substance as defined in the Comprehensive Environmental Response, Compensation, and Liability Act 42 U.S.C. § 9601 et seq., and shall also include petroleum.
“Indebtedness” means, with respect to the Company, (i) the principal amount, plus any related accrued interest and prepayment premiums or penalties, of all indebtedness for borrowed money owed by the Company pursuant to the agreements listed in section (a)(vi) of the Contracts Schedule, (ii) any obligation evidenced by any note, bond, debenture or other debt security, (iii) any obligations under capitalized or synthetic leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss (it being understood that leases characterized as operating leases as of the date of this Agreement will not be recharacterized as capital leases), (iv) any obligations of the Company which would become due and owing under any employment, severance, bonus, commission, non-competition or similar agreement upon the execution of this Agreement or the consummation of the transactions contemplated hereby, and (v) customer deposits and unliquidated progress payments received under Government Contracts, (vi) all obligations of the types described in clauses (i) through (v) above of any Person other than the Company, the payment of which is guaranteed, directly or indirectly, by the Company and (vii) any fees, penalties, premiums or accrued and unpaid interest, with respect to the foregoing (in the case of prepayments or otherwise).
“Intellectual Property” means all intellectual property used to conduct the Business including, without limitation, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation and including software installed on hard disk drives) other than off-the-shelf computer software subject to shrinkwrap or clickwrap licenses and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Interim Period” means that portion of a Straddle Period that begins on the Closing Date.
“Inventory” means all raw material, work-in-process and finished goods inventory of the Company. The Inventory Schedule sets forth the principal categories of the Inventory as of November 23, 2011 (the details of which Inventory are contained in the Company’s financial accounting system available to the Purchaser).
“Key Employees” means those employees of the Company listed on the Key Employees Schedule.
“Knowledge” (whether or not capitalized) of any individual Person means the actual knowledge, rather than constructive or imputed knowledge, of such Person, after reasonable inquiry. “Company’s knowledge” and phrases of like import shall mean the knowledge of any the Key Employees.
“Latest Balance Sheet” has the meaning given to it in Section 4.5.
“Leased Real Property” has the meaning given to it in Section 4.7(b).
“Liens” means any lien, mortgage, security interest, pledge deposit, encumbrance, or other similar restriction.
“Loss” and “Losses” has the meaning given to them in Section 10.2(a).
“Majority Sellers” means Richard N. Steegstra and Barry J. Solem.
“Material Adverse Effect” means any effect, change, development or circumstance that, individually or in the aggregate, is materially adverse to the business, assets, results of operations or financial condition of the Company, taken as a whole, but excluding (and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect) any effect, change, development or circumstance resulting or arising from (i) any general deterioration in the economy or change in financial or market conditions generally affecting the industries in which the Company operates, (ii) the announcement or pendency of the transactions contemplated by this Agreement, (iii) changes in laws, rules, regulations, orders or other binding directives issued by any governmental entity that are not specific to the business or markets in which the Company operates, (iv) changes in GAAP, (v) any act of terrorism, declaration of war or other global unrest or international hostilities except to the extent such events result in direct loss or damage to the tangible assets of the Company, (vi) any matter set forth in the disclosure schedules to this Agreement or (vii) negotiations between the Sellers and Purchaser regarding the Agreement, compliance with the terms of, or the taking of any action contemplated by the Agreement or any related action. Purchaser acknowledges that there could be a disruption to the Company’s business as a result of the execution of this Agreement or the announcement or pendency of the transactions contemplated by this Agreement, and Purchaser agrees that such disruptions do not and shall not constitute a Material Adverse Effect.

“Net Working Capital” means (i) all current assets (excluding Cash On Hand) of the Company as of the close of business on the Closing Date, minus (ii) Accounts Payable, Accrued Expenses and all other current liabilities, including the amount of accrued and unpaid sick leave as of the Closing (but excluding any items constituting Indebtedness and Seller Transaction Expenses) of the Company as of the close of business on the Closing Date, in each case calculated in accordance with the Agreed Accounting Principles. For the avoidance of doubt, the determination of Estimated Aggregate Closing Consideration and Aggregate Closing Consideration and the preparation of the Closing Statement shall take into account only the same components (i.e., line items) of, and adjustments to, the Estimated Aggregate Closing Consideration reflected on the Accounting Principles Schedule and used in calculating the Net Working Capital Target. Further to the preceding sentence, the calculation of Estimated Aggregate Closing Consideration was determined, and any such calculation of Aggregate Closing Consideration on the Closing Statement shall be determined, in accordance with the Agreed Accounting Principles (and without any change in or introduction of any new reserves). The Parties agree that the purpose of preparing and calculating the Estimated Aggregate Closing Consideration and the Closing Statement under this Agreement is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Agreed Accounting Principles.
“Net Working Capital Target” means $2,763,874, plus the estimated amount of accrued and unpaid sick leave as of the Closing.
“Non-Competition Agreement” means the Non-Competition Agreement, in the form of the attached Exhibit B, to be entered into by Purchaser, the Company and each Seller.
“Objections Statement” has the meaning given to it in Section 1.2(d).
“Option Cancellation Agreement” has the meaning given to it in Section .1.6.
“Option Share” has the meaning given to it in Section .1.6.
“Paying Agent” means Wells Fargo Bank, N.A.
“Pension Plans” has the meaning given to it in Section 4.12(a).
“Percentage Interest” means, with respect to each Seller and each Option Holder, a percentage, converted to a percentage from a fraction, the numerator of which is the total number Shares and Option Shares owned by such Seller and/or Option Holder as of the Closing Date, and the denominator of which is the aggregate number of Shares and Option Shares outstanding as of the Closing. Each Seller’s and Option Holder’s Percentage Interest is set forth in the Capitalization Schedule.
“Permits” means all permits, licenses, consents, franchises, approvals and other authorizations required from any Governmental Body or other Person in connection with the Company’s business and operations and necessary to conduct the Company’s business and operations as presently conducted.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company, (ii) mechanic’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s businesses, (v) public roads and highways, (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (viii) purchase money Liens and Liens securing rental payments under capital lease arrangements, (ix) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (x) Liens, the existence of which would not reasonably be expected to have a Material Adverse Effect, and (xi) those matters identified on the attached Permitted Liens Schedule.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision of such governmental agency.
“Plans” has the meaning given to it in Section 4.12(a).
“Prepaid Expenses” means all prepaid expenses of the Company of a type shown on the Financial Statements. The Prepaid Expenses Schedule sets forth the Prepaid Expenses as of the date hereof, which Schedule shall be updated by the Company as of November 23, 2011.
“Purchaser Indemnitees” has the meaning given to it in Section 10.2(a).
“Purchaser’s Representatives” has the meaning given to it in Section 6.2.
“Registered Intellectual Property” has the meaning given to it in Section 4.10(a).
“Schedule for Tax Allocations” has the meaning given to it in Section 10.9(f).
“Section 338(h)(10) Elections” has the meaning given to it in Section 10.9(f).
“Section 338 Forms” has the meaning given to it in Section 10.9(f).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Indemnities” has the given to it in Section 10.3.
“Seller Representative” has the meaning given to it in Section 9.1.

“Seller Transaction Expenses” means the fees and expenses payable on behalf of the Sellers by the Company arising from, incurred in connection with or incident to this Agreement and the transactions contemplated by this Agreement.
“Shares” has the meaning given to it in Recital A.
“Straddle Period” means any taxable period that begins before and ends after the Closing Date.
“Tangible Personal Property” means all of the tangible personal property (other than Inventory) owned or leased by the Company or in which the Company has any interest, including, without limitation, production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, tooling, transportation equipment, leasehold improvements, supplies and other tangible assets.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition to such items, whether disputed or not.
“Tax Benefit” has the meaning given to it in Section 10.8.
“Tax Gross Up” has the meaning given to it in Section 10.9(f).
“Tax Losses” has the meaning given to it in Section 10.2(b).
“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Tax Survival Date” has the meaning given to it in Section 10.1.
“Third Party Claim” has the meaning given to it in Section 10.5(a).
“Welfare Plans” has the meaning given to it in Section 4.12(a).
.2 Other Definitional Provisions.
.A All references in this Agreement to Exhibits, disclosure schedules, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language of this Agreement.

.B Exhibits and disclosure schedules attached to this Agreement are by this reference incorporated in this Agreement for all purposes.
.C The words “this Agreement,” “by this Agreement,” and “of this Agreement,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section” and “this subsection,” and words of similar import, refer only to the Section or subsection of this Agreement in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.
.D Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined in this Agreement) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
.12 MISCELLANEOUS.
.1 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated in this Agreement, or prior to the Closing, any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made by any Party to this Agreement without the joint approval of Purchaser and the Seller Representative, unless required by law (in the reasonable opinion of counsel) in which case Purchaser and the Seller Representative shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.
.2 Expenses. Except as otherwise expressly provided in this Agreement, Purchaser and Sellers shall each pay (which in the case of Sellers, will be paid by the Company as Seller Transaction Expense) their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement (whether consummated or not).
.3 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business day then the next Business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to Purchaser (and, after the Closing, the Company):
Astronics Corporation
130 Commerce Way
East Aurora, NY 14052
Telephone: (716) 805-1599
Facsimile: (716) 655-0309
Attn: Chief Financial Officer

with a copy to
Hodgson Russ LLP
The Guaranty Building
140 Pearl Street, Suite 100
Buffalo, NY 14202-4040
Telephone: (716) 856-4000
Facsimile: (716) 849-0349
Attn: Robert J. Olivieri, Esq.
Notices to the Sellers or to the Seller Representative:
Richard N. Steegstra
3617 Gorin Place
Everett, WA 98208
with a copy to:
Barry J. Solem
13003 13th Avenue NW
Seattle, WA 98177
Notices to Company (prior to the Closing):
Richard N. Steegstra
3617 Gorin Place
Everett, WA 98208
with a copy to:
Karr Tuttle Campbell LLC
1201 Third Avenue, Ste. 2900
Seattle, WA 98101
Attn: Mike Liles, Jr., Esq.
.4 Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated by any Party to this Agreement without the prior written consent of the other Parties to this Agreement; provided that, Purchaser may assign this Agreement to any lender to Purchaser as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated by this Agreement and any refinancings, extensions, refundings or renewals of such financing arrangements; provided, further, that no assignment to any such lender shall in any way affect Purchaser’s obligations or liabilities under this Agreement.

.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
.6 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The disclosure schedules attached to this Agreement have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; provided however, disclosure in one section of the disclosure schedules shall be deemed to be a disclosure in any other section of the disclosure schedules to the extent to the applicability of the disclosure to such other section is reasonably apparent. Capitalized terms used in the disclosure schedules and not otherwise defined in such schedules have the meanings given to them in this Agreement. In the event a subject matter is addressed in more than one representation and warranty, the Purchaser shall be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the disclosure schedules or Exhibits attached to this Agreement is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the disclosure schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any disclosure schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the disclosure schedules and Exhibits to this Agreement is disclosed solely for purposes of this Agreement, and no information contained in this Agreement or in the disclosure schedules shall be deemed to be an admission by any Party to this Agreement to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract).
.7 Amendment and Waiver. Except as otherwise expressly provided in this Agreement, any provision of this Agreement or the disclosure schedules or exhibits to this Agreement may be amended or waived only in a writing signed by Purchaser, the Company and the Seller Representative. No waiver of any provision under this Agreement or any breach or default under this Agreement shall extend to or affect in any way any other provision or prior or subsequent breach or default.
.8 Complete Agreement. This Agreement and the documents referred to in this Agreement (including the Confidentiality Agreement) contain the complete agreement between the Parties to this Agreement and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter of this Agreement in any way.
.9 Counterparts. This Agreement may be executed in multiple counterparts (including by means of electronically mailed or telecopied signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument, and only one set of rights and obligations shall arise therefrom.

.10 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Washington.
.11 No Third Party Beneficiaries. No Person other than the Parties to this Agreement shall have any rights, remedies, or benefits under any provision of this Agreement, other than Sections ..10.2 and .10.3 (to the extent provided in such Sections), except for (i) the employees of the Company solely with respect to Section 7.3, (ii) the Company Option Holders with respect to their right to receive their Percentage Interests in the Aggregate Consideration, and (iii) the Seller Representative with respect to the entire Agreement.
.12 Representation of the Seller and its Affiliates. The Parties agree that Karr Tuttle Campbell, a Professional Service Corporation (“KTC”), has acted as counsel for the Company and the Seller Representative, in his capacity as such, and no other Person, in connection with this Agreement. The Parties agree that the fact that KTC has represented the Company prior to Closing shall not prevent KTC from representing the Seller Representative (or any of the Seller Representative’s Affiliates) in connection with any matters involving this Agreement, including any disputes between any of the Parties to this Agreement that may arise after the Closing.
.13 Independence of Covenants and Representations and Warranties. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such initial representation or warranty; provided however, that nothing in this Section 12.13 shall be deemed to in any manner impair or diminish the principle in Section 12.6 that disclosure in one section of the disclosure schedules shall be deemed to be a disclosure in any other section of the disclosure schedules to the extent to the applicability of the disclosure to such other section is reasonably apparent.
* * * * * *

DATED as of November 30, 2011.

COMPANY:

BALLARD TECHNOLOGY, INC.

By:
Name:
Its:

PURCHASER:

ASTRONICS CORPORATION

By:
Name:
Its:

SELLERS:

(signature)

(Name of Seller)